Exhibit 10.29

EXECUTION

ASSET PURCHASE AGREEMENT

by and among

BROOKS AUTOMATION, INC.,

EDWARDS VACUUM LLC, and

ATLAS COPCO AB

(solely for Section 6.9)

_____________

Dated as of August 27, 2018

TABLE OF CONTENTS

i

Schedules

Schedule 1.1(a) – Knowledge of Seller

Schedule 2.1(d) – Acquired IP

Schedule 2.1(f) – Acquired Permits

Schedule 2.1(h) – Customer and Supplier Lists

Schedule 2.1(i) – Prepaid Items

Schedule 2.1(j) – Furniture, Fixtures, Equipment and Machinery

Schedule 2.1(k) – Transportation Assets

Schedule 2.8 – Transferred Employee Liabilities

Schedule 4.1 – Joint Venture Entities

Schedule 4.4 – Governmental Consents

Schedule 4.5 – Financial Schedules

Schedule 4.6 – Title to Assets; Shared Assets

Schedule 4.8 – Material Contracts

Schedule 4.8(1) – Supplemental List of Material Contracts

Schedule 4.9 – Tax Matters

Schedule 4.10(a) –Maquiladora Employees and Shared Employees

Schedule 4.10(b) – Seller Benefit Plans

Schedule 4.10(o) – Independent Contractors

Schedule 4.11(a) – Acquired IP

Schedule 4.11(b) – IP Maintenance Filings and Fees

Schedule 4.11(d) – Acquired IP Licenses

Schedule 4.14 – Labor Matters

Schedule 4.16 – Affiliate Transactions

Schedule 4.19 – Insurance Matters

Schedule 4.20(a) – Owned Real Property

Schedule 4.20(c) – Leased Real Property

Schedule 4.21 – Environmental, Health and Safety Matters

Schedule 4.21(h) – Asbestos and Lead

Schedule 4.24 – Undisclosed Liabilities

Schedule 6.1(f) – Conduct of the Business

Schedule 6.2(c) – Shared Contracts

Schedule 6.12 – Pre-Closing TSA Matters

Schedule 6.16 –  Environmental Remediation Matters

Schedule 6.20 – Foreign Matters

Schedule 7.1(a) – Covered Employees

Schedule 7.1(a)(i) – Employee Identification Guidelines

Schedule 7.1(g) – EU Employees

Schedule 8.2 – Covered Territories

Schedule 9.2(d) – Material Third-Party Consents

Exhibits

Exhibit A – Accounting Principles

Exhibit B – Form of Transition Services Agreement

Exhibit C – Form of Patent Assignment Agreement

Exhibit D –  Form of Trademark Assignment Agreement

Exhibit E – Form of Transitional Trademark License Agreement

Exhibit F – Form of Owned Property Leases

Exhibit G – Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit H – Form of Escrow Agreement

Exhibit I – Form of Lease Assignment for the Assigned Lease at Jena, Germany

Exhibit J – Form of Polycold Supply Agreement

v

Exhibit 10.29

EXECUTION

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of August 27, 2018 (this “Agreement”), by and among BROOKS AUTOMATION, INC., a Delaware corporation (“Seller”), EDWARDS VACUUM LLC, a Delaware limited liability company (“Purchaser”) and, solely for the purposes of Section 6.9, ATLAS COPCO AB, a company incorporated under the laws of Sweden (“Guarantor”).

W I T N E S S E T H:

WHEREAS, Purchaser intends to purchase from Seller and the Selling Subsidiaries, and Seller and the Selling Subsidiaries intend to sell to Purchaser, the Acquired Assets upon the terms and subject to the conditions of this Agreement and the other Transaction Agreements; and

WHEREAS, Purchaser intends to assume from Seller and the Selling Subsidiaries, and Seller and the Selling Subsidiaries intend to assign to Purchaser, the Assumed Liabilities upon the terms and subject to the conditions of this Agreement and the other Transaction Agreements.

NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I.  DEFINITIONS AND DOCUMENTARY CONVENTIONS

1.1       Definitions.  The following terms shall have the following meanings and, unless stated otherwise, all references to “Section” or “Schedule” herein shall be to such Section or such Schedule to this Agreement:

“Accounting Principles” shall mean the methodology of calculating Net Working Capital set forth on Exhibit A, calculated in accordance with GAAP as in effect on the date of this Agreement.

“Acquired A/R” shall mean all accounts receivable arising from the sale of goods or provision of services by the Crimson Business in the Ordinary Course of Business.

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Acquired Books and Records” shall mean copies of all files, documents, books and records, including, without limitation, books of account, ledgers and general financial and accounting records, machinery and equipment maintenance files, environmental and operational records and reports with respect to the Acquired Assets, appraisals, customer purchasing histories, supplier lists, production data, quality control records and procedures, and customer complaints and inquiry files, in each case related to and used in the operation of the Acquired Assets at any time prior to the Closing Date; provided that Seller shall be entitled to remove or redact any information that does not relate to the Acquired Assets from such items; provided,  further, that (1) Acquired Books and Records shall not include any personnel records, except to the extent copies of such personnel records are required to be provided to Purchaser and its Subsidiaries under applicable Governmental Rules, and (2) subject to the provisions of Section 6.5(b), Acquired

Books and Records shall not include copies of any corporate minutes or similar organizational materials of Seller and its Subsidiaries to the extent not necessary for the operation of the Crimson Business after the Closing.  Seller and its Subsidiaries may retain copies of the Acquired Books and Records for historical record-keeping purposes, Tax purposes, accounting purposes or as otherwise required by applicable Governmental Rule or for purposes of fulfilling its obligations under the Transaction Agreements.

“Acquired Contracts” shall mean all of the contracts used or held for use in the Crimson Business in the Ordinary Course of Business and designated on Schedule 4.8 as an “Acquired Contract,” and all other contracts between a Selling Company, on the one hand, and a customer or supplier to the Crimson Business, on the other hand, relating to the provision of goods or services, or purchase of goods or services, by the Crimson Business and entered into in the Ordinary Course of Business.  For the avoidance of doubt, “Acquired Contracts” shall include “Acquired Interests” with respect to Shared Contracts and shall not include the contracts set forth on Schedule 1.1(b).

“Acquired Interest” shall have the meaning set forth in Section 6.2(c).

“Acquired Inventory” shall mean all finished goods, raw materials, works-in-process, packaging, supplies, parts and other inventories used or held for use by the Crimson Business in the Ordinary Course of Business.

“Acquired IP” shall mean all of the Intellectual Property Rights owned by the Selling Companies and used or held for use in the Crimson Business (excluding the Intellectual Property Rights that are provided under the Transition Services Agreement and the Transitional Trademark License Agreement), including, without limitation, such Intellectual Property Rights listed on Schedule 2.1(d) hereto.

“Acquired Permits” shall mean all permits, licenses, franchises, authorizations, registrations and approvals obtained from Governmental Authorities by the Selling Companies and related to the Crimson Business to the extent the same may be Transferred under applicable law, including, without limitation, those listed on Schedule 2.1(f).

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Crimson Business or the Acquired Assets, outside of the Ordinary Course of Business.

“Adjusted Closing Cash Consideration” shall have the meaning set forth in Section 2.4.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, is controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” shall mean having the direct or indirect power to direct or cause the direction of management or policies of a Person by reason of ownership of voting stock, contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Alternative Arrangements” shall have the meaning set forth in Section 6.2(d).

“American Industries” shall mean Shelter American Industries, S.A. de C.V.  as the “Service Company” under the Shelter Agreement and the provider of employees and related services to the Shelter Operator pursuant to a certain service agreement referred to in the Shelter Agreement by and between American Industries and the Shelter Operator.

“Asset Allocation Schedule” shall have the meaning set forth in Section 8.1(a).

“Assigned Lease” means the lease for the facility located at Jena, Germany.

“Assignment of Lease” means the assignment of the Assigned Lease from the applicable Selling Company to Purchaser in substantially the form attached hereto as Exhibit I.

“Assumed Liabilities” shall have the meaning set forth in Section 2.8(a).

“Bill of Sale and Assignment and Assumption Agreement” means an assignment and assumption agreement substantially in the form of Exhibit G.

“Business Day” shall mean any day other than (a) a Saturday or Sunday and (b) any day on which commercial banks in New York, New York, United States of America are authorized or required by Governmental Rule to close.

“Cap” shall have the meaning set forth in Section 11.4(a).

“Cash Consideration” shall mean $675,000,000, less (i) one hundred percent (100%) of any dividend declared after the date of this Agreement by the Joint Venture with respect to the Seller’s interest therein only to the extent such dividends have been paid prior to the Closing, other than the annual dividends payable with respect to the Joint Venture’s fiscal year ended June 30, 2018, and (ii) 50% of the R&W Insurance Policy Cost (without regard to any supplemental costs payable in accordance with Section 6.19).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Clearance” shall have the meaning set forth in Section 9.2(b).

“Claim” shall have the meaning set forth in Section 11.6(a).

“Claim Notice” shall have the meaning set forth in Section 11.6(a).

“Closing” shall have the meaning set forth in Section 3.1(a).

“Closing Certificate” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 3.1(a).

“Closing Date Net Working Capital” shall have the meaning set forth in Section 2.6.

“Code” shall have the meaning set forth in Section 8.1(a).

“Comparable Position” shall mean, with respect to any Transferred Employee, a position that is comparable to the type and level of position held by such Transferred Employee immediately prior to the Closing Date, at a geographic location that is within the greater of (i) 50 straight-line miles of the Transferred Employee’s home and (ii) the distance between the Transferred Employee’s home and place of work immediately prior to the Closing Date or, in the case of a Transferred Employee who is employed without a fixed office provided by a Selling Company immediately prior to the Closing Date, a position that enables such employee (including by providing such employee with the necessary resources) to continue to maintain such arrangement.

“Confidentiality Agreement” shall mean the Confidentiality and Non-Disclosure Agreement between Seller and Purchaser’s affiliate, Edwards Limited, dated April 3, 2018.

“Contract” or “contract” shall mean any written or oral contract, agreement or other legally binding instrument, including any written note, bond, mortgage, deed, indenture, commitment, purchase order, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“Covered Employees” shall mean those employees of Seller and its Subsidiaries that provide services to the Crimson Business, who, as of the Closing Date (or such other time as is specified in the context where used or such other time as required under applicable law) shall be identified in accordance with Schedule 7.1(a) of this Agreement and shall be listed on Schedule 7.1(a) of this Agreement;  provided,  however, that unless otherwise required under applicable law, “Covered Employees” shall exclude (A) all former employees, (B) all individuals who, as of the Closing Date, are receiving long-term disability benefits under the long-term disability plans of Seller or any Selling Subsidiary, (C) all individuals who, as of the Closing Date, are receiving short-term disability benefits under the short-term disability plans of Seller or any Selling Subsidiary who do not accept employment with Purchaser within 13 weeks of the Closing Date (noting that a condition to acceptance of employment will be the ability to perform the subject responsibilities with no, or reasonable accommodations), and (D) any individual listed on Schedule 4.10(a).

“Covered Territories” shall have the meaning set forth in Schedule 8.2.

“Crimson Business” means the business unit of Seller operated by the Seller and through the other Selling Companies and the Joint Venture Entities involving the manufacture, marketing, sale, distribution, service (including maintenance services, repair, diagnostic services, installation, and productivity enhancement upgrades) and refurbishment of cryogenic vacuum pumps (including water pumps), chillers, coolers, compressors, refrigeration systems and spare parts relating to each of the foregoing, currently known as the “CTI Cryogenics” and the “Polycold” product lines.

“Damages” shall mean any loss, Liability, demand, action, cause of action, award, Lien, cost, damage, judgment, deficiency, Tax, penalty, fine or expense, whether or not arising out of a Third Party Claim (including lost profits, interest, penalties, reasonable attorneys’ fees and expenses, associated with any of the foregoing or any indemnification claim hereunder relating thereto, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing); provided,  however, that, except with respect to Third-Party Claims, Damages will not include any indirect, special or consequential damages (which in the case of consequential damages were not reasonably foreseeable) or any punitive damages.

“Data Privacy Obligations” shall mean any applicable Governmental Rules regarding the safeguarding of Personal Data in accordance with applicable Governmental Rules.

“Data Room” shall mean the electronic data site for “Project Crimson” provided by Seller to Purchaser through IntraLinks Inc.

“Direct Claim” shall have the meaning set forth in Section 11.6(a).

“Dispute Notice” shall have the meaning set forth in Section 12.18.

“DOJ” shall mean the United States Department of Justice.

“DPA” means Section 721 of the Defense Production Act of 1950 (50 U.S.C. §4565).

“Employee Identification Guidelines” shall have the meaning set forth in Section 7.1(a)(i).

“Employment Costs” shall mean any and all employment and employee benefits-related Liabilities, obligations, claims, losses, costs and expenses.

“End Date” shall have the meaning set forth in Section 12.2(a)(ii).

“Enforceability Limitations” shall have the meaning set forth in Section 4.2.

“Environmental, Health and Safety Law” means any Governmental Rule related to (a) protection, preservation or cleanup of the environment or natural resources, (b) release to the environment of Hazardous Substances or (c) public health or worker health and safety.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to Seller and any of the Affiliates of Seller, any corporation or other trade or business that would be treated as a single employer with such Seller or Affiliate of Seller pursuant to Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA.

“Escrow Agent” shall mean ZB, National Association (d/b/a Amegy Bank), a national banking association.

“Escrow Agreement” shall mean the Escrow Agreement to be entered into by Purchaser, Seller and the Escrow Agent at the Closing, substantially in the form of Exhibit F.

“Escrow Amount” means $2,531,250.

“EU Employees” shall have the meaning set forth in Section 7.1(g) (i).

“Excluded A/P” shall have the meaning set forth in Section 2.8(b)(i).

“Excluded A/R” shall mean all accounts receivable constituting the right to receive payments in respect of goods or services that do not constitute part of the Crimson Business.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section  2.8(b).

“Excluded Taxes” shall mean (i) any and all Taxes (except the Purchaser’s portion of Transfer Taxes pursuant to Section 8.4) of or relating to the Crimson Business and the Acquired Assets, in each case with respect to the Pre-Closing Tax Period or relating to any event or transaction occurring on or prior to the Closing Date, (ii) any and all Taxes of the Seller (including the Seller’s portion of Transfer Taxes pursuant to Section 8.4 and any Taxes of Seller (or any member or Affiliate of the Seller) that become a Liability of the Purchaser under any common law doctrine of de facto merger or transferee or successor Liability or otherwise by operation of contract or law), (iii) any and all Taxes imposed on or with respect to the Excluded Assets, (iv) any Taxes described in clauses (i) and (iii) of the definition of “Permitted Liens”; provided,  however, that Excluded Taxes shall not include, and Seller shall not be liable for a specific Excluded Tax liability to the extent that such liability or reserve therefor (to the extent of such reserve) is reflected as a current liability in the final determination of Net Working Capital pursuant to Section 2.6.

“Financial Schedules” shall have the meaning set for in Section 4.5.

“FTC” shall mean the United States Federal Trade Commission.

“Fundamental Representations” shall mean the representations and warranties contained in (a) Section  4.1 (incorporation and ownership), Section 4.2 (authority), Section 4.6(a) (title; condition; sufficiency), Section 4.9 (Tax matters), Section 4.10 (employee matters to the extent same relate to Taxes), Section 4.11(a) (title to Intellectual Property Rights), Section 4.23 (brokers) with respect to the Seller (collectively, “Seller Fundamental Representations”), and (b) Section 5.1 (existence), Section 5.2 (authority) and Section 5.5 (brokers) with respect to the Purchaser.

“GAAP shall mean generally accepted accounting principles in the United States.

“Government Contract” shall mean, with respect to the Crimson Business, any Contract, task, purchase order or delivery order between Seller or any Selling Subsidiary and (a) Governmental Authority, (b) any prime contractor to any Governmental Authority or (c) any subcontractor of any tier in connection with or with respect to any Contract or agreement between another Person and any Governmental Authority.

“Government Contract Bid” shall mean any offer, proposal, bid, or quote for goods or services to be delivered by the Crimson Business that if awarded or accepted by a Governmental Authority would lead to a Government Contract.

“Governmental Authority” shall mean any national, federal, provincial, state or local court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body, domestic or foreign.

“Governmental Rule” shall mean any statute, law, treaty, rule, code, ordinance, regulation or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any federal, state, provincial, or local court, arbitrator or other judicial tribunal of competent jurisdiction, domestic or foreign.

“Guaranteed Obligation” shall have the meaning set forth in Section 6.9(a).

“Guarantor” shall have the meaning set forth set forth in the preamble.

“Hazardous Substances” means any hazardous or toxic substances including, but not limited to, pollutants, contaminants, substances, materials or wastes, including without limitation petroleum or any fraction thereof, asbestos, and polychlorinated biphenyls, that are regulated as hazardous or toxic by Environmental, Health and Safety Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Threshold” shall have the meaning set forth in Section 11.4(a).

“Indemnified Party” shall have the meaning set forth in Section 11.6(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.6(a).

“Information” shall have the meaning set forth in Section 4.22(a).

“Intellectual Property Rights” means all right, title and interest arising from or in respect of any of the following, whether protected, registered, unregistered, created or arising under the laws of the United States or any other jurisdiction: (i) names and marks, trade names, service marks, certification marks, trade dress, brand names, corporate names, logos and other trade designations or source identifiers, including the goodwill associated with the foregoing; (ii) patents, patent applications, including any provisional, utility, design, continuation, continuation-in-part or divisional applications filed in, and all priority rights and rights under any international patent conventions, agreements or treaties, the United States or any other jurisdiction, and all reissues thereof and all reexamination certificates issuing therefrom; (iii) ownership rights, including all related copyright registrations (other than any moral  rights) to copyrightable works, including computer and electronic data processing programs and software (including that which presently is under development), documentation, software designs, technical and functional specifications; (iv) Trade Secrets; and (v) Internet domain names and social media sites; (vi) claims, causes of action and defenses relating to the enforcement of any of the foregoing and (vii) any other intellectual property or similar proprietary rights; in each of case (i) to (vii) above, including any registrations, applications, renewals or extensions of the foregoing with or by any Governmental Authority in any jurisdiction.

“Joint Venture” means Ulvac Cryogenics, Inc., a corporation organized under the laws of Japan.

“Joint Venture Entities” shall mean the Joint Venture and any of its Subsidiaries, including, without limitation, Ulvac Cryogenics Korea, Inc., a corporation organized under the laws of Korea, and Ulvac Cryogenics Ningbo, Inc., a corporation organized under the laws of the Peoples’ Republic of China.

“Knowledge of Seller” or words of similar import shall mean the actual knowledge of any Person set forth on Schedule 1.1(a) to this Agreement; provided,  however, an individual shall be deemed to have actual knowledge (i) of a writing authored by such individual, and (ii) of information that a reasonable inquiry conducted by such individual would have disclosed.

“Leased Real Property” has the meaning set forth in Section 4.20(b).

“Leases” shall have the meaning set forth in Section 4.20(b).

“Legal Proceeding” shall have the meaning set forth in Section 4.7.

“Legal Restraint” shall mean any temporary restraining order, preliminary or permanent injunction or other order, decree, judgment or like action issued by any court of competent jurisdiction, or other Governmental Authority, or other legal restraint or prohibition.

“Liabilities” means any and all indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet and including those arising under any Contract, Legal Proceeding or Legal Restraint.

“Licensed IP” shall mean all of the Intellectual Property Rights licensed to Purchaser by Seller or any Selling Subsidiary or any Affiliate of the Seller or any Selling Subsidiary pursuant to the Transitional Trademark License Agreement.

“Liens” shall mean pledges, claims, liens (statutory or other), charges (including any conditional sale or other title retention agreement or lease in the nature thereof), encumbrances, security interests, mortgages, deed of trusts, equitable interests, pledges, conditions, easements, encroachments, rights-of-way, rights of first refusal, options, charges of any kind, sales of receivables with recourse against the Crimson Business, filings or agreements to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Crimson Business under a lease that is not in the nature of a conditional sale or title retention agreement), or subordination arrangements in favor of another Person, in each such case of any kind or nature whatsoever.

“Maquiladora Employees” shall mean those employees of American Industries assigned and providing services to Seller through the Shelter Operator with respect to the Crimson Business in Mexico pursuant to the Shelter Agreement.

“Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Multiemployer Plans” shall mean any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code contributed to by Seller or any of its Subsidiaries for the benefit of any Covered Employee or any beneficiary thereof.

“Net Working Capital” means accounts receivable, plus net inventory (in each case, to the extent included in the Acquired Assets), minus deferred revenue and accrued warranties, in each case determined in accordance with the Accounting Principles, minus any Excluded Liabilities that (a) Purchaser and Seller have agreed to have Purchaser pay on behalf of the Seller, or (b) are listed on Schedule 2.8.

“Net Working Capital Target” means $54,985,000.

“NWC Dispute Notice” shall have the meaning set forth in Section 2.6.

“NWC Referee” shall have the meaning set forth in Section 2.6.

“NWC Statement” shall have the meaning set forth in Section 2.5.

“Ordinary Course of Business” shall mean the ordinary course of conduct of the Crimson Business and use of the Acquired Assets consistent with their past custom and practice (including with respect to quantity and frequency).

“Other Relevant Antitrust Law” shall mean any applicable foreign Governmental Rule with respect antitrust or competition law in jurisdictions reasonably determined by Purchaser to require a filing or other action as a condition to the Closing, including, without limitation, the following jurisdictions:  Austria, Germany (or the European Union in lieu of Austria and Germany), China, South Korea and Japan.

“Owned Property Leases” means, collectively, those certain leases to be entered into on or prior to the Closing Date between Seller or the applicable Selling Subsidiary and Purchaser (or Purchaser’s designee) for all of Building 11, Chelmsford, Massachusetts and a portion of Building 12, Chelmsford, Massachusetts in the forms attached hereto as Exhibit F.

“Owned Real Property” has the meaning set forth in Section 4.20(a).

“Parties” shall mean Purchaser and Seller and solely for purposes of Section 6.9, Guarantor.

“Patent Assignment Agreements” shall mean one or more Patent Assignment Agreements between one or more Selling Companies and Purchaser, in the form attached as Exhibit C to this Agreement, as necessary for the transfer by the applicable Selling Companies to Purchaser of the Assigned Patents (as defined in such form) in the applicable U.S. and foreign jurisdictions.

“Permitted Liens” shall mean: (i) Liens for Taxes, assessments and governmental charges being contested in good faith by Seller or a Selling Subsidiary; (ii) Liens granted pursuant to judgments, decrees, attachments, awards or court proceedings that are being contested in good faith by Seller or a Selling Subsidiary that are disclosed in Schedule 4.9; (iii) Liens for Taxes either not due and payable or due but for which notice of assessment has not been given, and which may thereafter be paid without penalty; (iv) inchoate Liens, charges and privileges incidental to current operations or the Ordinary Course of Business (including mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens) that are not due or delinquent and which are individually, or in the aggregate, not material to the Crimson Business or the Acquired Assets; (v) security given in the Ordinary Course of Business to any public utility, Governmental Authority or to any statutory or public authority; (vi) all encumbrances, covenants, easements, agreements and restrictions of record applicable to the land and buildings thereon which encumber the Owned Real Property (other than the property known as Building 15, Chelmsford, Massachusetts) or the Leased Real Property and that would be disclosed on a current title report or similar report or listing or on a current survey relating to such Owned Real Property or Leased Real Property that does not create a Liability and does not disturb the beneficial use and enjoyment of such Owned Real Property (other than the property known as Building 15, Chelmsford, Massachusetts) or the Leased Real Property, and (vii) present and future zoning and land use laws, regulations, ordinances and rulings; provided,  however, that the aggregate of clauses (i) through (iv) above shall not exceed $50,000.

“Permitted Schedule Additions” means amendments to the following Schedules included in the Side Letter:  (i) Schedule 2.1(d) (Acquired IP) only to the extent of new Acquired IP or deletions to the extent of the natural expiration of protection or abandonment in the Ordinary Course of Business, if applicable; (ii) Schedule 2.1(h) (customer and supplier lists) only to reflect new customers; (iii) Schedule 2.1(j) (equipment) only to the extent of additions or deletions of equipment and machinery; (iv) Schedule 4.8 (Material Contracts) only to the extent of new customer and vendor Contracts or the completion of all obligations by all parties under such customer and vendor Contracts (except for obligations that by the terms of the Contract survive completion); (v) Schedule 4.9 (Permitted Liens) only to the extent of new Permitted Liens or the termination or amendment of existing Permitted Liens; (vi) Schedule 4.10(a) and Schedule 7.1(a) (employees) only to the extent necessary to update the list of employees and related information in accordance with Sections 4.10 and Section 7.1 and (vii) Schedule 4.11(b) only to the extent necessary to update the fees, responses or actions falling due within thirty (30) days following the Closing with respect to registered and applied for trademarks, patents, copyrights and Internet domain names; in each case, only to the extent of amendments to each such Schedule, that reflect only circumstances, events and conditions that (a) occur for the first time after the date hereof, (b) were not within the Knowledge of Seller as of the date hereof, (c) were completely within the Ordinary Course of Business, and (d) do not constitute, by themselves or together with the content of any Schedule, a misrepresentation by Seller under Article IV, a breach of the covenants set forth in Section 6.1, or the failure of a condition precedent under Article IX.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Personal Data” shall have the meaning set forth in Section 4.22(a).

“Policy Limit” means the coverage limit of $101,250,000 pursuant to the R&W Insurance Policy.

“Polycold Supply Agreement” shall mean the Polycold Supply Agreement between Seller and Purchaser, a copy of which is attached as Exhibit J to this Agreement.

“Post-Closing Crimson A/P” shall mean all accounts payable constituting the obligation to make payments in respect of goods or services to the extent such goods are physically received by, or such services are rendered to, the Crimson Business after the Closing Date.

“Pre-Closing Tax Period” shall mean all taxable periods (or portion thereof) ending on or prior to the Closing Date.

“Property Taxes” shall have the meaning set forth in Section 8.2(e).

“Purchase Price” shall have the meaning set forth in Section 2.3(b).

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Cure Period” shall have the meaning as set forth in Section 12.2(a)(v).

“Purchaser Indemnitees” shall have the meaning set forth in Section 11.2.

“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 5.1.

“Purchaser’s Workers Compensation Plan” shall have the meaning set forth in Section 7.1(c).

“R&W Insurance Policy” means the “Buy-Side Representations and Warranties Insurance Policy,” policy number 18BC1-5226-0037 (Project Crystal/Crimson), which includes coverage during the interim period between signing and Closing.

“R&W Insurance Policy Cost” means the R&W Insurance Policy premium and any and all costs and expenses actually paid or payable to the insurance broker, underwriter or insurer and their respective attorneys in connection with obtaining and binding the R&W Insurance Policy.

“R&W Policy Extension Bring Down” as defined in Section 6.19.

“Representatives” shall mean a Person’s officers, directors, managers, members, stockholders or employees or any investment banker, consultant, attorney, accountant or other advisor or representative retained by any of them.

“Restricted Assets” shall have the meaning set forth in Section 6.2(a).

“Restricted Contracts” shall have the meaning set forth in Section 6.2(a).

“Restricted Interest” shall have the meaning set forth in Section 6.2(c).

“Restricted Period” shall mean five (5) years after the Closing Date, provided,  however, whenever this term is used to refer to actions or obligations within the European Union, it shall be limited to three (3) years after the Closing Date.

“Schedules” shall have the meaning set forth in preamble to Article IV.

“Seller” shall have the meaning set forth in the preamble.

“Seller Benefit Plans” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA, each stock option, restricted stock, restricted stock unit, performance stock unit, stock purchase or other equity or equity-based compensation plan, bonus, or other cash or incentive compensation, benefit or incentive pay scheme or plan, each retention compensation, change in control compensation, benefit or incentive plan, each retiree medical or life insurance, supplemental retirement arrangement, each salary continuation plan, each vacation or paid time off policy, each deferred compensation or severance plan, arrangement or policy, each retirement and pension plan, each Seller Welfare Plan and each other employee fringe benefit or other benefit plan, arrangement or policy that is currently established, sponsored, maintained or otherwise contributed to by Seller or any of its Subsidiaries with respect to the Crimson Business or an ERISA Affiliate for the benefit of any Covered Employee, and any Multiemployer Plan.

“Seller Cure Period” shall have the meaning set forth in Section 12.2(a)(iv).

“Seller Fundamental Representations” shall have the meaning set forth in the definition of “Fundamental Representations” in Section 1.1.

“Seller Indemnitees” shall have the meaning set forth in Section 11.3.

“Seller Material Adverse Effect” shall mean a change, event or effect that results in a material adverse effect on the Crimson Business and the Acquired Assets (with such Acquired Assets taken as a whole), other than any change, event or effect relating to (a) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (including interest rate and exchange rate fluctuations), (b) the failure to meet any forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that facts or circumstances giving rise to or contributing to such failure may be deemed to constitute or taken into account in determining whether there has been a Seller Material Adverse Effect), (c) the execution and delivery of this Agreement or any other Transaction Agreement or to the public announcement or pendency of the transactions contemplated by the Transaction

Agreements, including the impact thereof on the relationship, contractual or otherwise, of Seller or any Selling Subsidiary with employees, labor unions, customers, suppliers, distributors, partners or similar relationships, or to the performance of any obligations under this Agreement or any other Transaction Agreement, (d) changes or conditions generally affecting the industries in which Seller or any of its Subsidiaries operate, (e) any natural disaster or any acts or threats of terrorism, military action or war or any escalation or worsening thereof, (f) changes (after the date of this Agreement) in applicable laws, regulations or accounting principles, (g) any Excluded Asset, Excluded Liability or the business, operations or financial statements of Seller except to the extent related to the Acquired Assets, the Crimson Business or the Financial Schedules or (h) the taking of any action or omitting to take any action at the request of or with the approval of Purchaser; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) and (d) through (f) immediately above shall be taken into account in determining whether a Seller Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Crimson Business compared to other participants in the industries in which the Crimson Business operates.

“Seller No-Hire Employee” shall mean an employee of Seller or any of its Subsidiaries (i) who is a manager or above, (ii) who regularly interacts with Seller’s customers or clients or (iii) with whom Purchaser or its Affiliates had contact by virtue of the transactions contemplated by this Agreement and the other Transaction Agreements.

“Seller’s Welfare Plan” shall have the meaning set forth in Section 7.1(b)(iv).

“Seller’s Workers Compensation Plan” shall have the meaning set forth in Section 7.1(c).

“Selling Companies” shall mean Seller and the Selling Subsidiaries.

“Selling Subsidiaries” shall mean the Subsidiaries of Seller that own or hold for use any Acquired Assets, are a party to any Acquired Contracts, or are subject to, or otherwise have any obligations in respect of, any Assumed Liabilities.

“Shared Contract” shall have the meaning set forth in Section 6.2(c).

“Shelter Agreement” shall mean that certain Shelter Agreement between Seller and the Shelter Operator effective as of December 9, 2005, as amended to date and as provided by this Agreement.

“Shelter Operator” shall mean AIM Servicios Adminstravitos, S. de R.L. de C.V. (successor to Grupo American Industries, S.A. de C.V.).

“Side Letter” shall mean a side letter, attaching any “supplemental schedules” that are necessary to make the representations and warranties set forth in this Agreement accurate and complete as of the Closing Date (such “supplemental schedules” to be provided as lists of additions and/or deletions, as appropriate, and not as replacement Schedules) and addressing certain other matters.  Notwithstanding the foregoing, no such supplement or addition to, or deletion from, the Schedules which purports to correct any prior representation or cure the breach of any prior warranty made in this Agreement shall be deemed to correct such representation or cure such breach for purposes of Section 9.1 or Article XI, except for Permitted Schedule Additions.

“Specified Compensation and Benefits” shall mean, with respect to any Transferred Employee, (i) a base salary, wages or annualized fixed or guaranteed remuneration, as applicable, (ii) variable/incentive/bonus pay programs (including, where applicable, sales commission plans), (iii) other benefit plans and arrangements and (iv) severance payments and other separation benefits in the event of a termination of employment for reasons other than cause, provided,  however, that (a) in each of clauses (i) and (ii), are no less favorable than as provided to such Transferred Employee by Seller and its Subsidiaries on the Closing Date, (b) in each of clauses (iii) and (iv), the same as any other similarly situated employees of Purchaser with recognition of any such Transferred Employee’s service on or prior to the Closing, as applicable and (c) under no circumstances will a Transferred Employee be provided with equity or equity based compensation.

“Specified Period” shall mean one (1) year following the Closing Date.

“Straddle Period” shall mean, with respect to any Acquired Asset, any complete taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” of any Person shall mean a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority of such Person) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Super Cap” means the Purchase Price minus the Assumed Liabilities.

“Target Closing Date” shall have the meaning set forth in Section 6.3.

“Tax” or “Taxes” shall mean all taxes, imposts, duties, withholdings, charges, fees, levies or other assessments of any kind whatsoever imposed by any Governmental Authority or other taxing authority, whether domestic or foreign (including income, excise, personal property, real property, unclaimed property, escheat, sales, use, occupation, transfer, conveyance, recording, customs, duties, payroll or other employment or unemployment related tax, license, registration, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, registration, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes), together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts.

“Tax Returns” shall have the meaning set forth in Section 8.2(a).

“Territory” shall have the meaning set forth in Section 7.4(b).

“Third-Party Claim” shall have the meaning set forth in Section 11.6(a).

“Trademark Assignment Agreement” shall mean one or more Trademark Assignment Agreements between one or more Selling Companies and Purchaser, in the form attached as Exhibit D to this Agreement, as necessary for the transfer by the applicable Selling Companies to Purchaser of the Assigned Trademarks (as defined in such form) in the applicable U.S. and foreign jurisdictions.

“Trade Secrets” shall mean any trade secrets or similar forms of protection for confidential information, including invention disclosures, formulae, recipes, specifications (including information regarding materials, ingredients, tools, apparatus, sources and vendors), procedures, processes, methods, techniques, ideas, creations, inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), improvements, know-how, research and development, technical data, designs, models, algorithms, subroutines and similar confidential information.

“Transaction Agreements” shall mean this Agreement, the Transitional Trademark License Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Transition Services Agreement, Owned Property Leases, the Assignment of Lease, the Patent Assignment Agreement, the Trademark Assignment Agreement, the Polycold Supply Agreement and such assignments of leases, stock powers, instruments of title and all other documents reasonably necessary to adequately convey to Purchaser title to the Acquired Assets in accordance with this Agreement.

“Transfer” or “Transferred” shall mean any sale, assignment, conveyance or other transfer with respect to assets or contracts, and any assignment, assumption or other transfer with respect to Liabilities.

“Transfer Taxes” shall mean all real and personal property transfer, documentary, sales, use, registration, value-added, stamp duty, real estate transfer, recording and any similar Taxes incurred in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby.

“Transferred Employees” shall mean those Covered Employees who accept employment with Purchaser or any of its Subsidiaries and who commence such employment as of 11:59 p.m. on the Closing Date as well as those EU Employees set forth in Schedule 7.1(g) whose employment transfers to the Purchaser or any of its Subsidiaries under the Transfer Regulations.

“Transferred Employee Liabilities” shall mean any and all potential or actual Employment Costs, other than retirement and pension Liabilities, or any benefits under any Seller Benefit Plans, relating to each Transferred Employee (or any eligible dependent or beneficiary of a Transferred Employee) that (i) first become due or payable, or arise as a result of an event or events that first occurred, after 11:59 p.m. on the Closing Date, only to the extent such Liabilities accrue or relate to periods after the Closing Date, (ii) are otherwise expressly assumed by Purchaser or any of its Subsidiaries pursuant to this Agreement or any other Transaction Agreement (or in any Schedules or Exhibits thereto) or (iii) transfer automatically to Purchaser or any of its Subsidiaries under applicable Governmental Rules; provided, however, with respect to clauses (ii) and (iii) above, only to the extent such Transferred Employee Liability is specifically described in Schedule 2.8.

“Transfer Regulations” shall mean collectively, the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”), relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses and any country legislation implementing the Directive.

“Transitional Trademark License Agreement” means the Transitional Trademark License Agreement in the form attached hereto as Exhibit E.

“Transition Services Agreement” shall mean (i) the Transition Services Agreement between Seller and Purchaser, the form of which is attached as Exhibit B to this Agreement, and (ii) any related statements of work and service description attachments and other ancillary documents to be entered into pursuant thereto.

“Valuator” shall have the meaning set forth in Section 8.1(b).

“Warranty Escrow” shall mean an amount equal to $950,000 as a separate escrow account (segregated from the Escrow Amount) held and administrated by the Escrow Agent under the Escrow Agreement.

“Warranty Expense” shall mean the amount, determined in accordance with the Accounting Principles, of expenses incurred in satisfying warranty claim costs in a manner consistent with the policies, pricing and practices employed by the Crimson Business prior to the Closing Date.

“WARN Act” shall have the meaning set forth in Section 7.2.

“Withdrawal Liability” has the meaning set forth in Section 4201 of ERISA.

“Workers Compensation Event” shall mean the event, injury, illness or condition giving rise to a worker’s compensation claim.

1.2       Exhibits and Schedules; Interpretation. The headings contained in the Transaction Agreements or in any Exhibit or Schedule thereto and in the table of contents to any such Transaction Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of such Transaction Agreement.  All Exhibits and Schedules annexed to or referred to in any Transaction Agreement are hereby incorporated in and made a part of such Transaction Agreement as if set forth in full therein.  Each capitalized term used in any Schedule or Exhibit but not otherwise defined therein, has the meaning specified in the applicable Transaction Agreement or this Agreement.  When a reference is made in any Transaction Agreement to a Section, Subsection, Article, Exhibit or Schedule, such reference shall be to a Section, Subsection or Article of, or an Exhibit or Schedule to, such Transaction Agreement unless otherwise indicated.  For all purposes under the Transaction Agreements, (a) definitions of terms shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the terms “include,” “includes” and “including” shall be deemed followed by the words

“without limitation,” (d) the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to the applicable Transaction Agreement as a whole and not to any particular provision of such Transaction Agreement and (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if.”  The symbol “$” shall mean lawful money of the United States of America, provided,  however, that such symbol when used herein in reference to a Contract that is denominated in any other currency shall be deemed to mean the United States dollar equivalent of such other currency determined by reference to an internationally recognized exchange rate as of three (3) Business Days prior to the Closing.  In the event of any conflict between this Agreement and any other Transaction Agreement, the terms of this Agreement shall control, except to the extent otherwise necessary under the applicable law.  The parties have participated jointly in the negotiating and drafting of each Transaction Agreement.  If an ambiguity or a question of intent or interpretation arises, each Transaction Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of any Transaction Agreement.  The Transaction Agreements are in the English language only, which shall be controlling in all respects.  No translation, if any, of the Transaction Agreements into any other language shall be of any force or effect in the interpretation of such Transaction Agreement or in a determination of the intent of any party thereto.

ARTICLE II.  PURCHASE AND SALE OF ACQUIRED ASSETS

2.1       Acquired Assets.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall, and shall cause the applicable Selling Subsidiaries to, Transfer to Purchaser, and Purchaser shall purchase from Seller and the applicable Selling Subsidiaries, free and clear of any Liens other than Permitted Liens, all right, title and interest of Seller and such Selling Subsidiaries in and to all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Crimson Business (collectively, the “Acquired Assets”) including, without limitation, the following:

(a)        all Acquired Inventory;

(b)        all Acquired A/R;

(c)        all Acquired Contracts;

(d)        all Acquired IP;

(e)        all Acquired Books and Records;

(f)        all Acquired Permits;

(g)        all of the equity ownership interests, and appurtenant rights, in the Joint Venture owned by Seller;

(h)        all customer and supplier lists pertaining to the Crimson Business, including those set forth on Schedule 2.1(h);

(i)         all prepaid expenses, credits, deposits (other than customer deposits) and advance payments to the extent related to the Crimson Business, including those set forth on Schedule 2.1(i);

(j)         all furniture, fixtures, equipment (including office, computer and telephone equipment), machinery, tools, dies, molds and all other tangible personal property located at any Leased Real Property, at the facility of any Selling Company or any Affiliate of a Selling Company, or at any vendor, in each case that are owned by a Selling Company and that are used or held for use in the Crimson Business, including, without limitation, such assets set forth on Schedule 2.1(j);

(k)        all trucks, tractors, trailers, railcars or other vehicles that are owned by the Selling Companies and used in the Crimson Business, including, without limitation, such assets listed on Schedule 2.1(k);

(l)         all catalogs, sales promotion literature and advertising materials relating to the Crimson Business; provided,  however, that Seller should be entitled to retain copies of any such materials that also relate to the Excluded Assets or any businesses of Selling Companies or their Affiliates other than the Crimson Business;

(m)       all of the Selling Companies and their respective Affiliates’ goodwill related to the Crimson Business;

(n)        to the extent assignable, all rights under warranties, indemnities and all similar rights against third parties to the extent related to any of the Acquired Assets;

(o)        all rights to any claims, suits, actions proceedings or investigations at law or in equity of any nature available to or being pursued by such Selling Company or its Affiliates to the extent related to the Crimson Business, the Acquired Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise; and

(p)        all insurance benefits, including rights and proceeds, arising from or relating to the Crimson Business, the Acquired Assets or the Assumed Liabilities.

2.2       Excluded Assets and Excluded Contracts.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Agreement, any assets that are not Acquired Assets shall not be Transferred to Purchaser pursuant to this Agreement or such other Transaction Agreement, and shall be retained by Seller and the Selling Subsidiaries, including the following (collectively, “Excluded Assets”): (i) any interests of Seller or any Selling Subsidiary in, to or under any Leased Real Property and in, to or under any other interest in real property (except as provided in the Assigned Lease and the Owned Property Leases), (ii) all Excluded A/R and all cash and cash equivalents, including marketable securities, (iii) all files, documents, books and records of Seller or any Selling Subsidiary other than the Acquired Books and Records, (iv) all records prepared in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, (v) all rights of Seller and its Subsidiaries under this Agreement and the Transaction Agreements, (vi) any equity interest or security in any Selling Company, (vii) any and all Tax assets, including any Tax refunds, credits or claims, attributable in each case to any Pre-Closing Tax Period, (viii) any Shared Contracts or any interests in Shared Contracts, except to the extent of any Acquired Interests, (ix) except as otherwise specifically provided in this Agreement, all the assets of and all the assets relating to the Seller Benefit Plans, (x) any assets the access to which is provided to Purchaser through the Transition Services Agreement, and (xi) all Intellectual Property Rights other than the Acquired IP.

2.3       Consideration.  Upon the terms and subject to the conditions of this Agreement, as consideration for the transactions contemplated herein:

(a)        Purchaser will assume the Assumed Liabilities in the manner set forth in Section 2.8.

(b)        Purchaser will, in addition to assuming the Assumed Liabilities, pay to Seller, by wire transfer of immediately available funds to an account(s) designated by Seller, an amount equal to the Cash Consideration, subject to adjustment in accordance with Section 2.4 and Section 2.7.  The assumption of Assumed Liabilities and the Cash Consideration, as adjusted in accordance with Section 2.4 and Section 2.7, shall be collectively referred to as the “Purchase Price.”

2.4       Estimated Cash Consideration.  No later than two (2) Business Days prior to the Closing Date, Seller, pursuant to methods and procedures developed in consultation with Purchaser, shall cause to be prepared and delivered to Purchaser a certificate (which shall be subject to review by Purchaser) of an officer of the Seller, setting forth Seller’s good faith estimate as of the Closing of the Net Working Capital (such certificate, the “Closing Certificate”).  For the purposes of making payments under Section 2.3(b) at the Closing, the Cash Consideration shall be increased or decreased, as applicable, by the amount by which the estimated Net Working Capital is greater than or less than the Net Working Capital Target (as adjusted, the “Adjusted Closing Cash Consideration”).

2.5       NWC Statement.  As promptly as possible and in any event within ninety (90) days after the Closing Date, Purchaser will prepare or cause to be prepared, and will provide to Seller a written statement setting forth in reasonable detail its proposed determination of the Closing Date Net Working Capital (the “NWC Statement”).

2.6       NWC Dispute Notice.  The NWC Statement will be final, conclusive and binding on the Parties unless Seller provides a written notice (a “NWC Dispute Notice”) to Purchaser no later than the thirtieth (30th) day after Purchaser’s delivery of the NWC Statement setting forth in reasonable detail (a) any item on the NWC Statement that Seller believes has not been prepared in accordance with the Accounting Principles and (b) the correct amount of such item in accordance with the Accounting Principles.  Any item or amount to which no dispute is raised in the NWC Dispute Notice will be final, conclusive and binding on the Parties.  Purchaser and Seller will attempt to resolve the matters raised in a NWC Dispute Notice in good faith.  Fifteen (15) Business Days after delivery of the NWC Dispute Notice, either Purchaser or Seller may provide written notice to the other that it elects to submit the disputed items to Grant Thornton LLP and, if such firm shall decline such appointment, then such other nationally recognized independent accounting firm in the United States that is mutually acceptable Seller and Purchaser (the “NWC Referee”).  The NWC Referee will promptly review only those items and amounts specifically set forth and objected to in the NWC Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with the Accounting Principles; provided,  however, that the NWC

Referee shall not assign a value to any item greater than the greatest value for such item, or lower than the lowest value of such item, claimed in any notice of disagreement presented to the such NWC Referee pursuant hereto.  The fees and expenses of the NWC Referee will be borne by Seller and Purchaser in inverse proportion to the dollar amount of the items in dispute as submitted to the NWC Referee as to which such party prevails in the proceeding, which proportionate allocations shall also be determined by the NWC Referee.  The decision of the NWC Referee with respect to the items of the NWC Statement submitted to it will be final, conclusive and binding on the Parties.  Each of the Parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the NWC Referee and to cause the NWC Referee to resolve any dispute no later than thirty (30) Business Days after selection of the NWC Referee.  The Net Working Capital as of the Closing as determined by the NWC Referee, by agreement of the Parties, or by Seller’s failure to timely provide a NWC Dispute Notice shall be referred to herein as the “Closing Date Net Working Capital.”

2.7       Payment of Cash Consideration Adjustment.  Promptly, and in any event no later than the fifth (5th) Business Day after final determination of the Net Working Capital in accordance with Section 2.6: (a) if the Closing Date Net Working Capital exceeds the estimated Net Working Capital set forth in the Closing Certificate, then Purchaser will pay such excess amount to Seller by wire transfer of immediately available funds; and (b) if Closing Date Net Working Capital is less than the estimated Net Working Capital set forth in the Closing Certificate, then Seller will pay to Purchaser an amount equal to such shortfall by wire transfer of immediately available funds; provided that if Excluded A/P as of the Closing Date is less than $8,000,000, the amount payable pursuant to clause (a) or (b) above shall be adjusted such that any amount payable by the Purchaser shall be reduced, and any amount payable to the Purchaser shall be increased, by the amount that is equal to $8,000,000 minus the actual aggregate amount of the Excluded A/P as of the Closing Date.

2.8       Assumed Liabilities; Excluded Liabilities.

(a)        Subject to the terms of this Agreement, including this Section 2.8, on the Closing Date, Seller shall, or shall cause the Selling Subsidiaries to, Transfer to Purchaser, and Purchaser shall assume and agree to fully perform and discharge when due, in accordance with the terms thereof, the following Liabilities but, except with respect to clause (ii) and (iv) below, only to the extent arising out of or relating to the ownership and operation of the Crimson Business or the Acquired Assets after the Closing Date (the “Assumed Liabilities”):

(i)        any executory obligations under Acquired Contracts or Acquired Permits;

(ii)       any Transferred Employee Liabilities;

(iii)      Post-Closing Crimson A/P;

(iv)       50% of any Transfer Taxes;

(v)        any executory obligations under the Assigned Lease;

(vi)       Seller’s obligations under the Guarantee (as defined in Schedule 6.20), only to the extent such obligations accrue from, or relate to, a default of the underlying obligations which are the subject of the Guarantee, that first occur after the Closing Date, until such time as Seller’s obligations under the Guarantee have been released; and

(vii)     Except as otherwise expressly provided in this Section 2.8(a), any Liabilities arising after the Closing Date from, related to or in connection with any Acquired Asset (or the ownership or operation thereof) or the operation of the Crimson Business;

provided,  however, that in the case of clauses (i) through (iii), and (v) through (vii) above, no such Liability will be assumed by Purchaser to the extent such Liability arises as a result of any breach of Contract or violation of law (including, without limitation, any Environmental, Health and Safety Law) by any Selling Company or any of the applicable Affiliates of a Selling Company, or any other Person, on or prior to the Closing Date, and in the case of clause (ii) any matter referenced on Schedule 2.8 shall be considered an Excluded Liability.  After the Closing Date, the Selling Companies shall not remain liable for any Assumed Liabilities.

(b)        Unless Purchaser expressly assumes a Liability of a Selling Company or one or more of its Affiliates, including by operation of this Agreement or any Transaction Agreement, all such Liabilities shall be “Excluded Liabilities,” and Purchaser shall not assume and shall not be responsible to pay, perform, satisfy or discharge Excluded Liabilities.  Without limiting the generality of the foregoing, the “Excluded Liabilities” shall include, but not be limited to, the following:

(i)        All accounts payable constituting obligations to make payments in respect of goods or services to the extent such goods are received by, or such services are rendered to, the Crimson Business prior to the Closing Date or by any other division of Seller at any time (“Excluded A/P”);

(ii)       Excluded Taxes;

(iii)      all Employment Costs, pension, retirement and severance obligations for the Covered Employees on or prior to the Closing Date, other than Transferred Employee Liabilities except for those items set forth on Schedule 2.8;

(iv)      all Liabilities of any Selling Company or any of the applicable Affiliates of a Selling Company arising from (A) any failure to pay any compensation or provide any benefit to an employee on or prior to the Closing, or (B) any claim of co-employment, joint employment or secondary employer liability with respect to the Maquiladora Employees;

(v)       all Liabilities of each Selling Company and its Affiliates to the extent relating to or arising out of any Excluded Assets or their businesses, other than the Crimson Business;

(vi)      all Liabilities of each Selling Company and its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and other Representatives;

(vii)     all Liabilities of any Selling Company or any of the applicable Affiliates of a Selling Company arising from the discharge of any Hazardous Substance, presence of a Hazardous Substance in, on or under any real property owned or leased by any Selling Company or any of their respective Affiliates, or breach of any Environmental, Health and Safety Law on or prior to the Closing Date;

(viii)    all Liabilities of any Selling Company or any of the applicable Affiliates of a Selling Company arising from any violation of law on or prior to the Closing Date;

(ix)      all Liabilities of any Selling Company or any of the applicable Affiliates of a Selling Company arising from any tort or breach of contract (other than breach of warranty to the extent of “repair or replace” warranty obligations) on or prior to the Closing Date;

(x)       all Liabilities and obligations of any Selling Company or any of the applicable Affiliates of a Selling Company in connection with any Legal Proceeding arising out of, relating to or otherwise in respect of the operation of the Crimson Business or the Acquired Assets on or prior to the Closing;

(xi)      Withdrawal Liability incurred on, prior to or as a result of the Closing and the transactions contemplated herein to occur simultaneously therewith; and

(xii)     all Liabilities of any Selling Company or any of the applicable Affiliates of a Selling Company arising from any indebtedness.

(xiii)    all Liabilities arising as a result of the alleged involvement of asbestos or lead in any products (including components or parts thereof) that each Selling Company or any of their Affiliates, or any of their predecessors in-interest for which a Selling Company or its Affiliate has successor Liability under applicable Governmental Rules, marketed, manufactured, offered for sale, sold, assembled, supplied, refurbished, used, distributed, or otherwise provided.

Seller shall, and shall cause each Selling Subsidiary to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.

2.9       Withholding.  Notwithstanding any other provision in this Agreement, Purchaser, Seller, their respective Affiliates, and any other applicable payor shall have the right to deduct and withhold and pay over to the proper Governmental Authority any required Taxes from any payments to be made under any Transaction Agreement as required by applicable law, to the extent the Purchaser informs Seller of such proposed withholding and provides to Seller reasonable evidence of such requirement and any forms that may be prepared by Seller to eliminate the requirement for such withholding at least five (5) days prior to the date of any payment subject to such withholding.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Seller or any other recipient of payment in respect of which such deduction or withholding was made.  For any amount withheld, Purchaser shall reasonably cooperate with Seller’s efforts to obtain a refund of such amount from the applicable Governmental Authority.

ARTICLE III.  CLOSING

3.1       Closing.

(a)        The closing of the purchase and sale of the Acquired Assets, and the assignment and assumption of the Assumed Liabilities (the “Closing”), shall take place at the offices of Seller’s outside counsel at 10:00 a.m. on the Target Closing Date; provided that if any of the conditions set forth in Articles IX and X hereof are not satisfied or, to the extent permitted by Governmental Rule, waived on the third Business Day prior to the Target Closing Date (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall take place on the earliest date that is no earlier than the third Business Day following the first date on which such conditions are satisfied or, to the extent permitted by Governmental Rule, waived (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time or on such other date as may be agreed by Seller and Purchaser (the “Closing Date”).  All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. Eastern Time on the Closing Date.

(b)        At the Closing, (i) Purchaser shall pay or cause to be paid to Seller (on behalf of itself and the Selling Subsidiaries), in immediately available funds by wire transfer to the bank accounts as are designated in writing by Seller at least three (3) Business Days prior to the Closing Date, cash in U.S. dollars in an aggregate amount equal to the Adjusted Closing Cash Consideration, less the Escrow Amount and the Warranty Escrow, which shall be paid to the Escrow Agent pursuant to the terms of the Escrow Agreement, (ii) Seller shall, or shall cause the relevant Selling Subsidiaries to, and Purchaser shall execute each Transaction Agreement and deliver each of the Transaction Agreements to the applicable counterparty thereto, (iii) subject to Section 6.2, Seller or the relevant Selling Subsidiary shall deliver or cause to be delivered to Purchaser the Side Letter (if applicable) and all bills of sale, assignments and other instruments of transfer or conveyance as may be required by each applicable third party, or under Governmental Rule, as the case may be, to transfer to Purchaser the Acquired Assets of Seller and the relevant Selling Subsidiaries, (iv) Purchaser shall deliver or cause to be delivered to Seller or the relevant Selling Subsidiary all assumption agreements and other instruments as may be required by each applicable third party, or under applicable Governmental Rule, to effect the assumption of the Assumed Liabilities, and (v) Purchaser shall have received the resignations of Seller’s appointments to the board of the Joint Venture.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Schedules to this Agreement delivered by Seller to Purchaser on the date hereof (the “Schedules”), Seller hereby represents and warrants to Purchaser as follows:

4.1       Incorporation and Ownership.

(a)        Seller is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware, and each of the Selling Subsidiaries is duly organized and validly existing in good standing under the laws of its jurisdiction of organization, each with all requisite power and authority to own its properties and conduct its business in all material respects as it is currently conducted, and each is duly qualified in each jurisdiction in which its ownership of property requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a Seller Material Adverse Effect.

(b)        Schedule 4.1 sets forth for each of the Joint Venture Entities: (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) its directors and officers, and (v) each address of each such Joint Venture Entity.  Each of the Joint Venture Entities is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.  Each of the Joint Venture Entities is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify would not, individually or in the aggregate, have a Seller Material Adverse Effect.  Each of the Joint Venture Entities has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it, except as would not have a Seller Material Adverse Effect.  The Seller has delivered to Purchaser correct and complete copies of the articles of association and bylaws of each of the Joint Venture Entities (as amended to date).  All of the issued and outstanding shares of capital stock of each of the Joint Venture Entities has been duly authorized and is validly issued, fully paid, and non-assessable.  Seller holds of record and owns beneficially 50% of the outstanding shares of the Joint Venture, free and clear of any and all Liens.  There are no outstanding or authorized Liens or other contracts or commitments that could require Seller or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of the Joint Venture, or that could require the Joint Venture to sell, transfer, or otherwise dispose of any capital stock of any of the other Joint Venture Entities, or that could require any of the Joint Venture Entities to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement with respect to the Joint Venture).  There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Joint Venture Entities.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any of the Joint Venture Entities.  The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Joint Venture Entities are correct and complete in all material respects.  None of the Joint Venture Entities is in default under or in violation of any provision of its charter or bylaws.

(c)        Except for the Joint Venture, none of the Acquired Assets include any equity interest in any other Person.

4.2       Authority.  Seller and each of the Selling Subsidiaries have all requisite power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to perform its respective obligations thereunder.  All acts and other proceedings required to be taken by or with respect to each of Seller and each of the Selling Subsidiaries to authorize the execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly and properly taken.  Each of the Transaction Agreements, dated the date hereof, to which Seller or any Selling Subsidiary is a party has been duly executed and delivered by Seller or the applicable Selling Subsidiary, as the case may be, and constitutes the legal, valid and binding obligation of Seller or the applicable Selling Subsidiary, as the case may be, enforceable against Seller or applicable Selling Subsidiary, as the case may be, in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Limitations”).  Each of the Transaction Agreements to be entered into after the date hereof to which Seller or any Selling Subsidiary is a party will, on the date such Transaction Agreement is entered into, be duly executed and delivered by Seller or the applicable Selling Subsidiary, as the case may be, and will constitute the legal, valid and binding obligation of Seller or the applicable Selling Subsidiary, as the case may be, enforceable against Seller or the applicable Selling Subsidiary, as the case may be, in accordance with its terms, subject to the Enforceability Limitations.

4.3       No Conflict.   The execution and delivery of this Agreement by Seller do not, and the execution and delivery by Seller and each of the Selling Subsidiaries of the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not:

(a)        conflict with, or result in a violation or breach of, any of the provisions of the certificate of incorporation or bylaws or comparable organizational documents of Seller or any Selling Subsidiary;

(b)        conflict in any material respect with, or result in a violation or breach of, any Governmental Rule applicable to Seller or any of the Selling Subsidiaries, or to the Knowledge of Seller, the Acquired Assets; or

(c)        conflict in any material respect with, or result in a material violation or breach of, or constitute a material default under, or give rise to any right of termination, revocation, cancellation or acceleration under, any Acquired Contract or any other material contract, license, franchise, permit or any other agreement or instrument to which Seller or any Selling Subsidiary is a party or by which the Acquired Assets may be affected or bound.

4.4       Governmental Consents.  No consent, permit, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Seller, any Selling Subsidiary, or the Joint Venture is required in connection with the execution and delivery of this Agreement or any of the other Transaction Agreements, or the consummation by Seller and the Selling Subsidiaries of the transactions contemplated hereby or thereby, other than (i) those required to be obtained or made pursuant to the HSR Act; (ii) any consents, approvals and filings under any Other Relevant Antitrust Law; (iii) CFIUS Clearance; and (iv) such other consents, approvals, authorizations, designations, declarations or filings that are set forth on Schedule 4.4.

4.5       Financial Information.  Schedule 4.5 sets forth the unaudited schedule of assets and liabilities of the Crimson Business as of December 31, 2017 (excluding any assets or liabilities of the Crimson Business that, if the Closing occurred as of December 31, 2017, would constitute an Excluded Asset or Excluded Liability) and the unaudited schedule of profit and loss of the Crimson Business for the year ended December 31, 2017 (excluding therefrom any revenue, income, loss, expense or other amount that would otherwise be included thereon if the Closing occurred as of December 31, 2017 but that is attributable to any Excluded Assets or Excluded Liabilities) (collectively, the “Financial Schedules”).  The Financial Schedules were prepared in accordance with GAAP, except as set forth on Schedule 4.5.

4.6       Title, Condition and Sufficiency.

(a)        Seller or one of the Selling Subsidiaries has good and valid title to (or valid leases or licenses in respect of) all Acquired Assets free and clear of all Liens, other than (i) Permitted Liens, and (ii) as set forth on Schedule 4.6.

(b)        The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (excluding inventory, which is covered in Section 4.15) included in Acquired Assets are structurally sound, free from any material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are adequate and suitable for the purposes for which such assets and properties are presently used.

(c)        The Acquired Assets include all properties, assets and rights (other than the rights of Purchaser under, and services to be provided to Purchaser pursuant to, this Agreement and any Transaction Agreements) necessary for the conduct of the Crimson Business immediately after the Closing in substantially the same manner as prior to the Closing, except for the assets set forth in the Transition Services Agreement and the Excluded Assets.  Except as set forth on Schedule 4.6, no asset is used both in the Crimson Business and in any other business of the Seller or its Affiliates.  Except in the Ordinary Course of Business, there has been no change in the composition of the assets used in the operation of the Crimson Business since December 31, 2017.

4.7       Litigation.   There are no claims, actions, suits, proceedings or investigations before any Governmental Authority (including any arbitration and administrative proceedings or condemnation actions, collectively, “Legal Proceedings”) with respect to which Seller, any Selling Subsidiary or any Joint Venture Entity is named as a party pending and, to the Knowledge of Seller, no Legal Proceedings have been threatened in writing to any Selling Company or any Joint Venture Entity since March 31, 2018, in each case (i) against or directly or indirectly related to the Crimson Business, the Acquired Assets or the Assumed Liabilities, or (ii) challenging or seeking to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  There is no existing default by Seller or any Selling Subsidiary with respect to any judgment, order, writ, injunction or decree of any Governmental Authority or arbitrator.  To the Knowledge of Seller, no event has occurred or circumstances exist that may (i) give rise to, or serve as the basis for, any such Legal Proceeding that would, individually or in the aggregate, have a Seller Material Adverse Effect, or (ii) constitute or result in (with or without notice or laps of time) a violation of any Legal Restraint.

4.8       Contracts.

(a)        Schedule 4.8 sets forth a correct and complete list as of the date hereof of Contracts (x) by which any of the Acquired Assets are bound or affected or (y) to which any Selling

Company is party or is bound in connection with the Crimson Business, the Acquired Assets or the Assumed Liabilities and which, in each case, fall within one or more of the categories set forth below (collectively, the “Material Contracts”).

(i)        (A) each customer Contract requiring payments to any Selling Company or any of the applicable Affiliates of a Selling Company with respect to the Crimson Business in excess of $100,000 per annum or (B) each outstanding Contract with vendors requiring payments by any Selling Company or any of the applicable Affiliates of a Selling Company with respect to the Crimson Business in excess of $50,000 per annum;

(ii)       any Contract that limits or purports to limit the ability of any Selling Company or any of the applicable Affiliates of a Selling Company to (A) freely engage in any business or compete in any line of business anywhere in the world or (B) solicit any individuals for employment;

(iii)      any Contract requiring or otherwise relating to any future capital expenditures by any Selling Company or any of the applicable Affiliates of a Selling Company in excess of $50,000;

(iv)      any lease or agreement under which any Selling Company or any of the applicable Affiliates of a Selling Company is a (A) lessee of or holds or operates any real or personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $10,000, or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any Selling Company or any of the applicable Affiliates of a Selling Company;

(v)       any Government Contracts or Government Contract Bids issued within the last two years and involving $25,000 or more of goods or services;

(vi)      any Contract that is currently binding on, and materially restricts, the actions of any Selling Company or any of the applicable Affiliates of a Selling Company;

(vii)     agreements, other than this Agreement, relating to an acquisition, divestiture or ownership of the Crimson Business or the Acquired Assets;

(viii)    any pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any severance or other employee benefit plan, arrangement or practice, whether formal or informal, including without limitation any Seller Benefit Plan;

(ix)      any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(x)       any management agreement or contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $100,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) otherwise restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or Liability;

(xi)       any agreement or indenture relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing an Lien on any Acquired Assets or any letter of credit arrangements, or any guarantee therefor;

(xii)      any license (including covenants not to sue or enforce), assignment or transfer, royalty or other agreement with respect to any intangible property (including any Intellectual Property Rights) under which a Selling Company is a licensor or licensee, other than to any third party non-customized software that is (A) licensed solely pursuant to a non-exclusive license, or (B) is generally available on standard terms for less than an aggregate amount per application of $10,000 per annum;

(xiii)     any agent, sales representative, sales, service provider, or distribution agreement;

(xiv)     any power of attorney or other similar agreement or grant of agency;

(xv)      any indemnification agreement or requirements contracts; or

(xvi)     any other agreement, not listed above, that is listed on Schedule 4.8(1), otherwise material to the operations of the Crimson Business or involves consideration in excess of $250,000 annually, whether or not in the Ordinary Course of Business.

(b)        Seller has provided in the Data Room copies of each Material Contract that are correct and complete in all material respects.  As of the date hereof, each Material Contract is in full force and effect and is a valid and binding agreement of the applicable Selling Company or any of the applicable Affiliates of a Selling Company, enforceable against such Selling Company or any of the applicable Affiliates of a Selling Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.  As of the date hereof, no Selling Company nor any of the applicable Affiliates of a Selling Company nor, to the Knowledge of Seller, any other party to any Material Contract is in material breach of, or material default under, any Material Contract.  For the avoidance of doubt, no representations or warranties are made by Seller with respect to any portions of Contracts that are not Acquired Contracts.

4.9       Tax Matters.  Seller and the Selling Subsidiaries have timely filed within the time period for filing or any extension granted with respect thereto, all Tax Returns that they are required by Governmental Rule to file.  All such Tax Returns are true, correct, and complete in all material respects and were prepared in compliance in all material respects with all Governmental Rules.  Seller and the Selling Subsidiaries have timely paid any and all Taxes they are required to pay.  There are (and as of immediately following the Closing there will be) no Liens for Taxes on the Acquired Assets (other than Permitted Liens set forth in Schedule 4.9) and, to the Knowledge of Seller, no Governmental Authority is in the process of imposing any Lien for Taxes on any of the Acquired Assets.  No Selling Company is a party to any Legal Proceeding relating to Taxes with respect to the Acquired Assets, and there are no pending or, to the Knowledge of Seller, threatened Legal Proceedings relating to Taxes with respect to the Acquired Assets.  No claim has ever been made in writing by any Governmental Authority in a jurisdiction where a Selling

Company does not file a particular type of Tax Return or pay a particular type of Tax that it is or may be required to file such type of Tax Return or pay such type of Tax in that jurisdiction. Each Selling Company is a Tax resident in its country of formation, has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between its country of formation and any other country), or otherwise been subject to taxation in any country other than the country of its formation.  Each Selling Company has withheld or collected and timely paid to the applicable Governmental Authority with respect to Taxes all Taxes required to have been withheld or collected and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor or equity holder or received from any other Person.

4.10     Employee Matters.

(a)        The information contained in Schedule 7.1(a) that has been provided by Seller is complete and correct in all material respects as of the date hereof with respect to each individual who is identified as a Covered Employee as of the date hereof.  The Covered Employees, together with the (i) other employees of Seller and its Affiliates set forth on Schedule 4.10(a), and (ii) the Maquiladora Employees, are all of the employees of Seller and its Affiliates and American Industries, as applicable, who provide services to the Crimson Business.

(b)        Schedule 4.10(b) sets forth a complete and correct list of all Seller Benefit Plans.  With respect to each material Seller Benefit Plan set forth on Schedule 4.10(b), the Seller has provided in the Data Room a true, correct and complete copy of the following, to the extent applicable to such Seller Benefit Plan: (i) the material documents pursuant to which the Seller Benefit Plan is maintained,  administered and funded (including the formal plan documents, summary plan descriptions, all trust agreements, insurance Contracts, administration Contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements), each as in effect on the date hereof; (ii) the two most recent annual reports, actuarial reports, and accountant’s opinions of each Seller Benefit Plan’s financial statements; and (iii)  the most recent Internal Revenue Service determination letter with respect thereto, or opinion letter (in the case of a prototype, volume submitter or mass submitter plan document with respect to a plan), and all other material and non-routine correspondence with Governmental Authorities received within the last three (3) years. In the case of any material Seller Benefit Plan set forth on Schedule 4.10(b) which is not in written form, the Seller has supplied Purchaser with a true, correct and complete description of such Seller Benefit Plan as in effect on the date hereof.

(c)        No Selling Company nor any of the applicable Affiliates of a Selling Company (i) have or maintain, or has ever had or maintained, a “defined benefit pension plan” within the meaning of ERISA and subject to Title IV of ERISA or any Multiemployer Plan, or (ii) has, nor ever had, any ERISA Affiliates other than each other.

(d)        No Selling Company nor any Affiliate of a Selling Company with respect to the Crimson Business or the Covered Employees has incurred, or will incur as a result of the transactions contemplated by this Agreement, any Withdrawal Liability or any Liability in connection with the termination or endangered or critical status of any Multiemployer Plan that remains unsatisfied or that will remain unsatisfied on (and after giving effect to the Closing) the

Closing Date.  Neither Seller nor any of its Subsidiaries has any Liability (contingent or otherwise) with respect to any Multiemployer Plan, including without limitation, any Withdrawal Liability.

(e)        There is no Seller Benefit Plan that is subject to Section 412 or 430 of the Code, Section 302 or 303 of ERISA or Title IV of ERISA or subject to Sections 4063, 4064 or 4069 of ERISA, and no Seller Benefit Plan is a multiple-employer plan (within the meaning of Section 413(c) of the Code).

(f)        No Seller Benefit Plan provides post-retirement or post-termination health or welfare benefits to any Covered Employee, officer or other service provider of the Crimson Business or any beneficiary thereof, except as required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any other similar applicable Governmental Rule.

(g)        Each Seller Benefit Plan has been established, maintained, funded and operated in all material respects in accordance with its terms and Governmental Rules, including ERISA and the Code.

(h)        No Legal Proceeding, audit or investigation has been asserted or instituted, or, to the Knowledge of Seller, has been threatened or is anticipated, against the Seller or any of its Subsidiaries or any of the Seller Benefit Plans (other than non-material routine claims for benefits and appeals of such claims) and no Seller Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.  With respect to each Seller Benefit Plan, all contributions, reimbursements and premium payments that are due in respect of Covered Employees have been made, and all contributions, reimbursements and premium payments in respect of Covered Employees for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(i)         All Seller Benefit Plans that are subject to Section 409A of the Code comply with Section 409A in form and have been administered in accordance with their terms and Section 409A of the Code in all material respects.

(j)         Neither the Seller nor any of its Subsidiaries reasonably expects to incur any material penalties or Liabilities under Section 4980H(a) or Section 4980H(b) of the Code with respect to any Seller Benefit Plan.

(k)        All Seller Benefit Plans subject to the laws of any jurisdiction outside of the United States have been maintained in accordance with all applicable Governmental Rules, except in each case as would not be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(l)         No Seller Benefit Plan is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(m)       With respect to any Covered Employee, the Crimson Business is in compliance with all Governmental Rules respecting employment and employment practices, terms and conditions of employment, wages, hours of work, classification of employment status and occupational safety and health, except in each case as would not be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.  There are no controversies, claims or employee reports pending, or to the Knowledge of Seller, threatened between any of the Covered Employees, on the one hand, and the Crimson Business, on the other hand, relating to employment practices or any Governmental Rules contemplated by this Section 4.10(m), except in each case as would not be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(n)        There are no audits or administrative or other employment related matters or Legal Proceedings pending or, to the Knowledge of Seller, threatened before any Governmental Authority, relating to the employment of any Covered Employee or any Person engaged by the Crimson Business as an independent contractor or in any other non-employee, except in each case as would not be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(o)        Schedule 4.10(o) contains a true and complete list of each independent contractor currently performing services for the Crimson Business under an agreement providing for aggregate annualized compensation in excess of $40,000.  All compensation due and payable to Covered Employees and consultants and independent contractors for services performed for the Crimson Business on or prior to the date hereof has been paid or provided, or otherwise included in the calculation of the Closing Date Net Working Capital.  All individuals characterized and treated by each Selling Company and the applicable Affiliates of each Selling Company, as the case may be, as consultants or independent contractors of the Crimson Business are properly treated as independent contractors under all Governmental Rules.  Except as set forth on Schedule 4.10(o), the sales personnel included in the Covered Employees are the employees of a Selling Company or their Affiliates that have, on behalf of each Selling Company, the primary relationship with the customers.

(p)        Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events, and whether by Contract or Governmental Rule): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Crimson Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Seller Benefit Plan; or (iv) cause any amounts payable to any Covered Employees to be treated as “excess parachute payments” subject to any excise Tax imposed by Section 4999(a).  No Covered Employee is entitled to receive any additional payment from the Seller or any of its Subsidiaries by reason of the excise Tax required by Section 4999(a) of the Code, Section 409A or Section 457A of the Code being imposed on such Person by reason of the transactions contemplated herein or otherwise.

4.11     Intellectual Property.

(a)        The Acquired IP is all of the Intellectual Property Rights owned by Seller or any Affiliate of Seller that is used or held for use exclusively in the Crimson Business, and all such Acquired IP that is registered or applied for is listed on Schedule 4.11(a).  The Acquired IP, the Licensed IP, the Intellectual Property Rights addressed in the Transition Services Agreement and the Intellectual Property Rights under such of the Acquired Contracts that are effectively assigned to Purchaser at Closing (together with all related consents and fully satisfied conditions to such assignments), are all of the Intellectual Property Rights used or held for use in the Crimson Business as currently conducted and that are necessary for the conduct of the Crimson Business immediately after the Closing in substantially the same manner as prior to the Closing,  Seller or one of the Selling Subsidiaries exclusively owns all Acquired IP and Licensed IP, free and clear of Liens (other than Permitted Liens).

(b)        Except as set forth in Schedule 4.11(b), all registered and applied for trademarks, patents, copyrights and Internet domain names are not subject to any fees, responses or actions falling due within thirty (30) days following the Closing.

(c)        As of the date of this Agreement, to the Knowledge of Seller, except as would not have a Seller Material Adverse Effect, (i) the operation of the Crimson Business does not infringe, misappropriate or otherwise violate, in any material respect, the valid and enforceable Intellectual Property Rights of any third party and (ii) no written notices of such infringement, misappropriation or other violation of Intellectual Property Rights of any third party have been received by Seller from any such third party.  To the Knowledge of Seller, no Person is infringing, violating or misappropriating any Acquired IP.  There is no claim pending or, to the Knowledge of Seller, threatened in writing against any Selling Company or any of the applicable Affiliates of any Selling Company that the use or exploitation of the Acquired IP, the Licensed IP or any third party IP by the applicable Selling Company or the applicable Affiliate in connection with the Crimson Business as currently conducted by the Selling Companies and the applicable Affiliates of the Selling Companies infringes upon or otherwise violates the valid and enforceable Intellectual Property Rights of any other Person, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(d)        Except as set forth on Schedule 4.11(d), no Selling Company licenses the right to use the Acquired IP to any Person.

4.12     Absence of Changes or Events.  From and including December 31, 2017, there has not been any:

(a)        failure to operate and manage the Crimson Business in the Ordinary Course of Business;

(b)        change, event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(c)        imposition of any Lien other than a Permitted Lien upon any of the Acquired Assets;

(d)        sale, assignment or transfer of any material portion of the tangible assets of the Crimson Business, except in the Ordinary Course of Business;

(e)        sale, assignment or transfer of any patents, registered trademarks, material trade names, registered copyrights, material Trade Secrets or other material intangible assets of the Crimson Business, except in the Ordinary Course of Business;

(f)        any matter, circumstance or event which would, if it occurred after the date hereof and prior to the Closing, result in a breach of the covenant contained in Section 6.1; or

(g)        Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.13     Compliance with Laws; Anti-Corruption.

(a)        (i) Each Selling Company and the Shelter Operator has complied, and is in compliance, with all Governmental Rules applicable to the Crimson Business and the ownership and use of the Acquired Assets, and (ii) no Selling Company nor any of the applicable Affiliates of any Selling Company has received any written notice from any Governmental Authority alleging any non-compliance by such Selling Company or, to the Knowledge of Seller, any Joint Venture Entity with respect to any such Governmental Rules applicable to the operation of the Crimson Business or use of the Acquired Assets, except for such notices the matters relating to which have been resolved prior to the date hereof or are no longer pending and except, in the case of each of clauses (i) and (ii), as would not reasonably be expected to have a Seller Material Adverse Effect.

(b)        (i) All permits, licenses and registrations required for each Selling Company or each of the applicable Affiliates of each Selling Company to conduct the Crimson Business as currently conducted, or use the Acquired Assets as currently used, have been obtained by such Selling Company or Affiliate and (ii) each Selling Company and each of the applicable Affiliates of each Selling Company is in compliance with all such permits, licenses and registrations, except, in the case of each of clauses (i) and (ii), as would not have a Seller Material Adverse Effect.  No Selling Company or any Affiliate of a Selling Company has received any notices alleging the failure to hold any permit with respect to the Crimson Business.

(c)        Neither the operation of the Crimson Business nor any of the officers, directors, employees or agents of any Selling Company engaged in the Crimson Business (in their capacities as such), has violated the Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act, the U.K. Bribery Act 2010, legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, or similar Governmental Rules of any jurisdiction relating to anti-corruption.

(d)        Neither Seller nor any of the Selling Companies, nor any of their officers, directors, employees or agents (in their capacities as such), has directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value in connection with the operation of the Crimson Business to any (i) Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not government-owned), (ii) political party or official thereof, (iii) candidate for political office or political party office, or (iv) other individual or entity, while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any of the foregoing for the purpose of influencing any official act or decision, of inducing any of the foregoing to use his, her or its influence to affect any act or decisions of a foreign Governmental Authority, or to secure any improper advantage to assist the Seller or its Affiliates to obtain or retain any business.  Neither Seller or any Selling Company, nor any of their directors, officers, employees or agents (in their capacities as such), has made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in connection with the operation of the Crimson Business in violation of any law, rule or regulation.  Seller and each Selling Company has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law in connection with the operation of the Crimson Business.

(e)        (i) Neither Seller nor any Selling Company, nor any of their respective directors, officers or employees (in their capacities as such) in connection with the operation of the Crimson Business is or has been the subject of any inquiry or enforcement proceedings by any Governmental Authority relating to or regarding any offense or alleged offense under any applicable anti-corruption laws, and (ii) to the Knowledge of Seller, (A) no such investigation, inquiry or enforcement proceedings have been threatened or are pending and (B) there are no circumstances reasonably likely to give rise to any such investigation, inquiry or proceedings.

(f)        Since January 1, 2013, Seller and each Selling Company has been, and currently is, in compliance in all material respects with all applicable U.S. and non-U.S. laws and regulations related to the exportation or importation of supplies or services by Seller and such Selling Company in connection with the Crimson Business.

4.14     Labor Matters.  Set forth in Schedule 4.14 is a list of all collective bargaining, union, employee organizing or similar Contract to which any Selling Company is a party relating to the Crimson Business and there is no organizing activity pending or, to the Knowledge of Seller, threatened against any Selling Company, or any of the applicable Affiliates of a Selling Company.  Except as has not had or would not be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, there is no, and in the past five (5) years there has been no, (i) unfair labor practice complaint pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or other Governmental Authority performing a similar function with respect to the Crimson Business, (ii) labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Seller, threatened against any Selling Company, or any of the applicable Affiliates of a Selling Company, with respect to the Crimson Business, and (iii) grievance, charge, audit or other labor dispute or Legal Proceeding arising out of or under any collective bargaining agreement pending or, to the Knowledge of Seller, threatened against Seller, any Selling Company or any of the applicable Affiliates of a Selling Company, with respect to the Crimson Business.

4.15     Inventory.  All Acquired Inventory consists of a quality and quantity useable and saleable in the Ordinary Course of Business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to the lower of cost or fair market value or for which adequate reserves have been established.

4.16     Affiliate Transactions.  Schedule 4.16 contains a true and correct list of all Contracts between any Selling Company, any Affiliate of a Selling Company or the Joint Venture Entities, on the one hand as a supplier or customer, and any Affiliate of any Selling Company, on the other hand as a customer or supplier, with respect to the provision of the Crimson Business’ products and services.

4.17     Customers and Suppliers.  To the Knowledge of Seller, none of the Selling Companies nor any of their Affiliates has received any notice or has any reason to believe that (a) any customer has ceased, or intends to cease after the Closing, to use the goods or services of the Crimson Business or to otherwise terminate or materially reduce its relationship with the Crimson Business, to the extent such customer was a customer of the Crimson Business prior to the Closing, and based on the rate of consumption by such customer of such goods and services of the Crimson Business prior to the Closing, or (b) any customer will not use the goods and services of the Crimson Business after the Closing, or will otherwise terminate or materially reduce its relationship with the Crimson Business.  To the Knowledge of Seller, none of the Selling Companies nor any of their Affiliates have received any notice, and have no reason to believe that any supplier has ceased, or intends to cease after the Closing, to supply goods or services to the Crimson Business or to otherwise terminate or materially reduce its relationship with the Crimson Business.

4.18     Receivables.  The accounts receivable arising from the sale of goods and the provision of services by the Crimson Business as reflected on the most recent balance sheet included in the Financial Schedules and such accounts receivable arising after the date thereof, which accounts receivable include the Acquired A/R, (a) have arisen from bona fide transactions entered into by each Seller and the applicable Affiliate of each Seller involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of each Seller or the applicable Affiliate of each Seller and are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) subject to a reserve for bad debts shown on the most recent balance sheet included in the Financial Schedules or, with respect to such accounts receivable, receivables arising after the date of the most recent balance sheet included in the Financial Schedules, shown on the accounting records of the Crimson Business, are, to the Knowledge of Seller, collectible in full within the stated term of the invoice giving rise to the applicable accounts receivable.

4.19     Insurance.  Schedule 4.19 contains a list of (a) each insurance policy maintained by each Selling Company and the applicable Affiliates of each Selling Company (i) currently with respect to Acquired Assets or the Crimson Business, (ii) at any time on or after December 31, 2010, and (b) all claims made under an insurance policy by any Selling Company or any applicable Affiliate of any Selling Company, or any of their respective predecessors, with respect to the Acquired Assets or the Crimson Business after December 31, 2010.  No Selling Company or applicable Affiliate of each Selling Company has received a notice of cancellation under, or is in material default with respect to its obligations under any insurance policy maintained by it.  Except as set forth Schedule 4.19, no Selling Company or applicable Affiliate of each Selling Company has any self-insurance or co-insurance programs.

4.20     Real Property.

(a)        Schedule 4.20(a) sets forth all material real property owned by Seller and used in connection with the Business (collectively, the “Owned Real Property”). Seller has fee simple title to the Owned Real Property, free and clear of all encumbrances, except (A) Permitted Liens and (B) those encumbrances set forth on Schedule 4.20(a).

(b)        Schedule 4.20(b) sets forth all material real property leased by Seller and used in connection with the Crimson Business or accessed by Seller pursuant to the Shelter Agreement (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the “Leases”).

(c)        Except as set forth in Schedule 4.20(c), (i) each Selling Company, as applicable, and each of the applicable Affiliates of each Selling Company has a valid interest in all Leases for each Leased Real Property, free and clear of all Liens, except for Permitted Liens, (ii) the Assigned Lease is in full force and effect, enforceable in accordance with its terms against the applicable Selling Company or the applicable Affiliate of such Selling Company, as the case may be, and, to the Knowledge of Seller, the counterparties thereto, subject to the Enforceability Limitations, (iii) no Selling Company nor any of the applicable Affiliates of any Selling Company has received or been provided any written notice of any event or occurrence that has not been resolved and that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a material breach or default with respect to any Lease, (iv) no party to any Assigned Lease has exercised any termination rights with respect thereto or (v) no real property improvements, buildings or structures, or portions thereof, will be required to be removed upon termination or expiration of the Assigned Lease.

(d)        No Selling Company, nor any of the applicable Affiliates of any Selling Company has received any written notice of (i) material violations of building codes and/or zoning ordinances or other Governmental Rules affecting the any Owned Real Property that will be subject to an Owned Property Lease or the Leased Real Property, (ii) existing, pending or contemplated condemnation proceedings affecting any Owned Real Property that will be that will be subject to an Owned Property Lease or the Leased Real Property, or (iii) existing, pending or contemplated zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property or any Owned Real Property that will be subject to an Owned Property Lease as currently operated. Neither the whole nor any material portion of any Leased Real Property or any Owned Real Property that will be subject to an Owned Property Lease has been damaged or destroyed by fire or other casualty.

4.21     Environmental Matters.  Except as set forth on Schedule 4.21:

(a)        The Acquired Assets and the Selling Companies’ and their respective applicable Affiliates’ operation of the Crimson Business as currently conducted are in material compliance with all applicable Environmental, Health and Safety Laws;

(b)        Each Selling Company, as applicable, and each of the applicable Affiliates of each Selling Company has obtained and is in material compliance with all permits, licenses and registrations required under applicable Environmental, Health and Safety Laws necessary for the operation of the Crimson Business as currently conducted;

(c)        During the three (3) years prior to the date hereof, no Selling Company nor any of the applicable Affiliates of any Selling Company has received any written or, to the Knowledge of Seller, oral notice from any Governmental Authority alleging any material noncompliance of Environmental, Health and Safety Law by such Selling Company or such

Affiliate with respect to the Acquired Assets or its operation of the Crimson Business, except for such notices the matters relating to which have been resolved prior to the date hereof or which are no longer pending

(d)        There is no Legal Proceeding pending or, to the Knowledge of Seller, threatened in writing against or by any Selling Company or against or by any of the applicable Affiliates of any Selling Company affecting or relating to the Crimson Business or any of the Acquired Assets under Environmental, Health and Safety Laws;

(e)        There is no outstanding Legal Restraint applicable to the operation of the Crimson Business under Environmental, Health and Safety Laws;

(f)        Seller has provided in the Data Room all written environmental assessment or audit reports in its possession with respect to the Crimson Business and the Acquired Assets; and

(g)        With respect to the Crimson Business or the Acquired Assets, no Selling Company nor any of the applicable Affiliates of any Selling Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Substances at any facility owned, occupied or operated by a Selling Company or to the Knowledge of Seller, at any other property so as to give rise to any current material Liabilities (including any Liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys’ fees or any investigative, corrective or remedial obligations) pursuant to any Environmental, Health and Safety Laws.

(h)        Except as set forth in Schedule 4.21(h), there is no past, pending, or, to the Knowledge of Seller, threatened, investigation, claim, complaint, notice of Liability, litigation, or order relating to the incorporation in anyway of asbestos or lead in any product marketed, manufactured, offered for sale, sold, assembled, supplied, refurbished, used, distributed, or otherwise provided, by each Selling Company or any of their Affiliates, or any of their predecessors in-interest for which any Selling Company or any of their Affiliates have successor Liability under applicable Governmental Rules. Without limiting the scope of the representations and warranties set forth in Section 4.21(h), with respect to any use of lead or asbestos by any Selling Company or any Affiliate of a Selling Company in connection the Crimson Business, all such use is and has been in compliance with all applicable Environmental, Health and Safety Laws and other applicable Governmental Rules.

4.22     Data Security and Privacy.

(a)        Each Selling Company’s privacy and data security policies and procedures are materially consistent with the requirements of applicable Governmental Rules on (i) information technology security and (ii) privacy of personal information (as such term would be defined by any applicable Governmental Rules, “Personal Data”).  At all times since December 31, 2015, each Selling Company has:  (A) complied in all material respects with such Selling Company’s privacy and data security policies and all applicable Governmental Rules governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of (I) any Personal Data by, or on behalf of any Selling Company or any Affiliate of a Selling Company; or (II) other confidential information that is possessed by or otherwise subject to the control of any Selling Company or any Affiliate of a Selling Company (collectively, “Information”); and (B) implemented and maintained measures sufficient to assure that each Selling Company and any Affiliates of a Selling Company complies with such policies and applicable Governmental Rules.

(b)        No Selling Company nor any Affiliate of a Selling Company has received any written notice or claim that it at any time failed to comply with such policies and applicable Governmental Rules.  Except for disclosures of Information required by applicable Governmental Rules, authorized by the relevant data subjects or authorized by applicable Governmental Rules, each Selling Company has since December 31, 2015:  (i) not sold, leased, licensed or otherwise made available to third parties any Information contrary to any stated privacy or data security policies and procedures; and (ii) taken commercially reasonable measures to ensure that all Information is protected against loss, Damage, and unauthorized access, use, disclosure, modification, or other misuse.  To the Knowledge of Seller, since December 31, 2015, there has been no loss, Damage, or unauthorized access, use, disclosure, modification, or other misuse of any Information which would have required reporting to data subjects or any Governmental Authority.  To the Knowledge of Seller, no Selling Company or any Affiliate of a Selling Company has experienced any incident in which (A) any Information technology system or data of a Selling Company or any of their Affiliates have been breached by unauthorized intrusion by any Person, except as set forth on Schedule 4.22(b), or (B) any Information was or may have been stolen or subject to any unauthorized access or use.

(c)        With respect to any Information Transferred to Purchaser, each Selling Company and any Affiliate of a Selling Company has obtained the valid and enforceable consent by any data subject affected to the transfer of their Information and subsequent use and processing by Purchaser and its Affiliates following such transfer for the same purposes as such Information has previously been used or processed by Selling Company or any Affiliate of a Selling Company (other than the identity of the Person who uses or processes), or such transfer and use  or processing of Information is otherwise justified and permitted pursuant to applicable Governmental Rules, whether or not such transfer, use or processing of Information requires a transfer to, or processing in, another jurisdiction then the jurisdiction where such Information is currently being held, used or processed.

(d)        With respect to any Contract of any Selling Company and any Affiliate of a Selling Company concerning the processing of Personal Data by one party on behalf of the other, Selling Company and any Affiliate of a Selling Company has also entered into applicable and industry-standard data processing arrangements as well as any additional instruments permitting the cross border Transfer and processing of Personal Data as required by applicable Governmental Rules, which will continue to remain applicable following the consummation of the transactions contemplated by this Agreement and the Transfer of any such Contract and data processing arrangements.

4.23     Brokers.  Except for Evercore, whose fees and expenses are the responsibility of Seller, no broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Selling Company or any of the applicable Affiliates of any Selling Company.

4.24     No Undisclosed Liabilities.  As of the date hereof, no Selling Company nor any of the applicable Affiliates of any Selling Company has any Liabilities, in each case, with respect to the Crimson Business, required to be reflected on a balance sheet included in the Financial Schedules, except for Liabilities (i) that are reflected or reserved against in the most recent balance sheet included in the Financial Schedules, (ii) that have been incurred in the Ordinary Course of Business since the date of the Financial Schedules, (iii) that are executory obligations for future performance under existing Contracts first arising after the date hereof and not resulting from a breach or default of such Contract or violation of Governmental Rules, (iv) that are not material to the financial condition or operating results of the Crimson Business, or (v) that are set forth in Schedule 4.24.

4.25     No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement (as modified by the Schedules) and in the other Transaction Agreements, neither Seller nor any other Person makes any other express or implied representation or warranty with respect to the Crimson Business, Acquired Assets or the Assumed Liabilities, and Seller disclaims any other representations or warranties, whether made by Seller or any of its Affiliates or Representatives.  Except for the representations and warranties contained in Article IV hereof (as modified by the Schedules), Seller hereby disclaims, for itself and each of the Selling Subsidiaries, all Liability and responsibility for any representation, warranty, statement or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or their respective Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any Representative of Seller, any Selling Subsidiary or any of their respective Affiliates). Seller makes no representations or warranties to Purchaser regarding any projection or forecast regarding future results or activities or the probable success or profitability of the Crimson Business.

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1       Existence.  Purchaser is a limited liability company duly formed and validly existing in good standing under the laws of Delaware, with all requisite limited liability company power and authority to own its properties and conduct its business in all material respects as it is currently conducted, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, materially interfere with, hinder or delay the consummation by Purchaser of the transactions contemplated by the Transaction Agreements (a “Purchaser Material Adverse Effect”).

5.2       Authority.  Purchaser has all requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to perform its respective obligations thereunder.  All corporate acts and other proceedings required to be taken by or with respect to Purchaser to authorize the execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly and properly taken.  This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Each of the Transaction Agreements to be entered into after the date hereof to which Purchaser is a party will, on the date such Transaction Agreement is entered into, be duly executed and delivered by Purchaser and will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3       No Conflict.  The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery by Purchaser of the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not:

(a)        conflict in any respect with, or result in a violation or breach of, any of the provisions of the certificate of certificate of formation or limited liability company agreement or comparable organizational documents of Purchaser;

(b)        conflict in any respect with, or result in any violation or breach of, any Governmental Rule applicable to Purchaser or any of its properties or assets, that would, individually or in the aggregate, have a Purchaser Material Adverse Effect; or

(c)        conflict in any respect with, or result in a violation or breach of, or constitute a default under, or give rise to any right of termination, revocation, cancellation or acceleration under, any contract, license, franchise, permit or any other agreement or instrument to which Purchaser is a party or by which Purchaser or any of their properties or assets may be affected or bound that would, individually or in the aggregate, have a Purchaser Material Adverse Effect.

5.4       Governmental Consents.   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Purchaser is required in connection with the execution and delivery of this Agreement or any of the other Transaction Agreements, or the consummation by Purchaser of the transactions contemplated hereby or thereby, other than (i) those required to be obtained or made pursuant to the HSR Act; (ii) any consents, approvals and filings under any Other Relevant Antitrust Law; (iii) CFIUS Clearance; (iv) such other consents, approvals, authorizations, designations, declarations or filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

5.5       No Broker.  Neither Purchaser nor any of its Affiliates has engaged any corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby, and Purchaser shall be responsible for all Liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Purchaser or any of its Subsidiaries or other Affiliates in connection with the transactions contemplated hereby.

5.6       Availability of Funds.  Purchaser has or will have at the Closing sufficient funds available to pay the Cash Consideration and any additional amount if and to the extent required to be paid by Purchaser pursuant to Section 2.7. Purchaser acknowledges that its obligations in this Agreement are not contingent or conditioned upon any Person’s ability to obtain or have at the Closing sufficient funds for all payments required to be made by Purchaser hereunder, whether under contemplated financing transactions or otherwise.

5.7       Due Diligence.  Purchaser has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Crimson Business, the Acquired Assets and the Assumed Liabilities.

5.8       No Reliance on Other Representations and Warranties.  In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser has relied solely upon the representations and warranties of Seller set forth in Article IV (and acknowledges that such representations and warranties are the only representations and warranties made by Seller) and has not relied upon any other information provided by, for or on behalf of Seller or its Affiliates to Purchaser in connection with the transactions contemplated by this Agreement.  Purchaser has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Crimson Business.  Purchaser acknowledges that no current or former Representative of Seller (or any of its Affiliates) has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.  PURCHASER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, PURCHASER SHALL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, AS TO MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN ARTICLE IV.

ARTICLE VI.  AGREEMENTS

6.1       Conduct of Business.  Except as otherwise contemplated or permitted by the Transaction Agreements or as set forth in the Schedules, during the period from the date of this Agreement to the Closing Date, Seller shall operate and manage the Crimson Business in the Ordinary Course of Business and use commercially reasonable efforts to maintain and preserve in all material respects the Acquired Assets.  Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, except as otherwise contemplated by the Transaction Agreements or set forth in the Schedules, unless Purchaser otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Selling Subsidiaries to:

(a)      Not sell, lease, pledge, abandon, assign or otherwise dispose of, or enter into any agreement to sell lease, pledge, abandon, assign or otherwise dispose of, the Acquired Assets or its ownership rights in the Licensed IP, except in the Ordinary Course of Business (other than the sale or disposition of obsolete Acquired Assets);

(b)      not change in any material respect the policies or practices regarding accounts receivable or accounts payable, in each case with respect to the Crimson Business;

(c)      except in the Ordinary Course of Business, not (i) accelerate, terminate, cancel, renew, amend, grant a waiver under or otherwise modify any Material Contract in any material respect or (ii) enter into any Contract that would constitute an Acquired Contract if entered into prior to the date hereof;

(d)      not incur, assume or guarantee any indebtedness for borrowed money related to the Crimson Business except (i) unsecured current obligations and Liabilities incurred in the Ordinary Course of Business or (ii) any such guarantee or indebtedness that will be repaid prior to or on the Closing Date or otherwise will not constitute an Assumed Liability;

(e)      except in the Ordinary Course of Business, not grant or suffer to exist any Lien, other than any Permitted Liens, on any of the Acquired Assets;

(f)       not make, or permit American Industries to make, any increase in the compensation paid or payable, or benefits provided to, or in respect of, any Covered Employees or Maquiladora Employees, as applicable, including, without limitation, the payment of any bonus, additional compensation, pension, retirement, termination or severance benefit to any of such officers, employees, consultants or agents, in each case, except (i) in the Ordinary Course of Business, (ii) for changes required by applicable Governmental Rules or the terms of any Seller Benefit Plan or labor agreement as in effect on the date hereof, (iii) as a result of broad-based changes to any Seller Benefit Plan that applies to similarly-situated employees of any Selling Company and any of the applicable Affiliates of a Selling Company set forth in Schedule 7.1(a), or (iv) any increase with respect to any Maquiladora Employee which did not require the Seller’s consent under the Shelter Agreement and implemented by American Industries without the Seller’s consent;

(g)      not increase or decrease the number of Covered Employees, or permit American Industries to increase or decrease the number of Maquiladora Employees, except in the Ordinary Course of Business;

(h)      maintain the insurance applicable to the Crimson Business at current levels, comply with all material Governmental Rules and maintain the books and records related to the Crimson Business, all in the Ordinary Course of Business;

(i)       promptly inform Purchaser in writing of a Seller Material Adverse Effect, and the events, facts or circumstances giving rise thereto;

(j)       not enter into, modify or terminate any labor or collective bargaining agreement relating to any of the Covered Employees, or permit American Industries to do any of the foregoing relating to Maquiladora Employees;

(k)      not take any affirmative action to waive any claims or rights of substantial value which will be conveyed to Purchaser as contemplated by the Transaction Agreements with respect to the Acquired Assets, except in the Ordinary Course of Business; or

(l)       not take, or agree or otherwise commit to take, any of the foregoing actions; or take any actions or engage in any conduct or transactions that would have to be disclosed in response to Section 4.12;

provided, once the required consents and non-actions referred to in Section 6.4(a), have been obtained, the Seller shall provide Purchaser a written report with respect to the financial and market performance of the Crimson Business no later than five (5) days after the end of each month and Seller shall conduct a conference call with Purchaser within five (5) days after Purchaser’s receipt of such report to review and discuss such report.

6.2       Consents, Novations and Subcontracted Work.

(a)        Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, this Agreement and the Transaction Agreements shall not constitute an agreement to Transfer any Acquired Asset (including any Acquired Contract) or any claim, right or benefit arising under or resulting from such Acquired Asset (including Acquired Contract) if and for so long as an attempted Transfer thereof, without the consent of a third party or the approval of a Governmental Authority, would constitute a breach or other contravention of the rights of such third party or a violation or contravention of a Governmental Rule, as applicable, would be ineffective with respect to any party to an agreement concerning such Acquired Asset or Acquired Contract, or would in any way adversely affect the rights of Seller or its Affiliates or, upon Transfer, Purchaser or its Affiliates, with respect to such Acquired Asset or under such Acquired Contract (such assets being collectively referred to herein as “Restricted Assets” and such contracts being collectively referred to herein as “Restricted Contracts”).  Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, unless and until any such consent or approval with respect to any Restricted Asset or Restricted Contract, as applicable, is obtained, such Restricted Asset or Restricted Contract shall not constitute an Acquired Asset or Acquired Contract, as applicable, and any Liability with respect to such Restricted Asset or Restricted Contract shall not constitute an Assumed Liability for any purpose under this Agreement or any other Transaction Agreement until such time as any required consent or approval to Transfer shall have been obtained. This Section 6.2(a) does not relate to Shared Contracts, which are addressed in Section 6.2(c).

(b)        Purchaser and Seller shall, and Seller shall cause the Selling Subsidiaries to, each use commercially reasonable efforts to obtain, prior to the Closing Date, all requisite consents and approvals to Transfer all of such Restricted Assets and Restricted Contracts, on the Closing Date.  Neither Purchaser nor Seller nor any of the Selling Subsidiaries shall be required to grant any guarantee, additional consideration or concessions to any third party or incur additional costs or expenses in order to obtain any such consent or approval; provided,  however, that Seller will be expected to incur out-of-pocket costs and expenses associated with its obligations under this Section 6.2 which, in the aggregate, do not exceed $250,000.  In the event that Seller determines to seek novation with respect to any Acquired Contract, Purchaser shall cooperate with Seller and the Selling Subsidiaries (including, where necessary, entering into appropriate instruments of assumption) to cause such novation to be obtained, to the extent achievable through the commercially reasonable efforts of Purchaser, at Seller’s expense and without the assumption of any Liability by Purchaser other than an Assumed Liability for the executory obligations under such Acquired Contract first accruing after the Closing Date, and to have Seller and the Selling Subsidiaries released from all Liabilities, commitments or obligations to the counterparties thereto with respect to such Acquired Contract to the extent the same would constitute Assumed Liabilities; provided,  however, that obtaining such release shall not be a condition to, or a primary reason for the failure to obtain such consent.  With respect to any Assumed Liabilities for which Seller or any Selling Subsidiary has any secondary Liabilities, commitments or obligations to a contract counterparties, subject to the provisions of Section 7.4(a), Purchaser shall provide Seller and the Selling Subsidiaries reasonable access and information in order for Seller or any Selling Subsidiary to ascertain continuing compliance by Purchaser with all contract terms and conditions applicable thereto. With respect to Acquired Contracts pursuant to which counterparty consent is required for Transfer, Seller or the applicable Selling Subsidiary shall send notice of such Transfer to the relevant counterparty referencing the contract number and providing contact information for questions.

(c)        With respect to each Acquired Contract that does not relate exclusively to the Crimson Business and set forth on Schedule 6.2(c) (each, a “Shared Contract”), Seller shall, and shall cause the Selling Subsidiaries to, use commercially reasonable efforts to Transfer, or cause a Selling Subsidiary to Transfer, to Purchaser any transferable interest in such contract that relates exclusively to the Crimson Business (a “Acquired Interest”).  If an attempted Transfer of a Acquired Interest, without the consent of a third party or the approval of a Governmental Authority, would constitute a breach or other contravention of the rights of such third party or a violation or contravention of a Governmental Rule, as applicable, would be ineffective with respect to any party to an agreement concerning the applicable Shared Contract, or would in any way adversely affect the rights of Seller or its Affiliates with respect to the Shared Contract or, upon Transfer, Purchaser or its Affiliates, with respect to such Acquired Interest (a “Restricted Interest”), then Purchaser and Seller shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to obtain, prior to the Closing Date, all requisite consents and approvals to Transfer such Restricted Interest on the Closing Date.  Subject to Seller’s obligations to incur costs and expenses set forth in Section 6.2(b), neither Purchaser nor Seller nor any of the Selling Subsidiaries, shall be required to grant any guarantee, additional consideration or concessions to any third party or incur additional costs or expenses in order to obtain any such consent or approval.

(d)        If any required consent or approval to Transfer a Restricted Asset, Restricted Contract or a Restricted Interest is not obtained on or prior to the Closing Date (including any novation with respect to a contract with a Governmental Authority), the Parties hereby agree to (i) continue to use commercially reasonable efforts to obtain such consent or approval, and (ii) implement such arrangements with respect to the underlying rights and obligations to the extent practicable as shall permit Purchaser to enjoy the benefits of the applicable Restricted Asset, Restricted Contract or Restricted Interest and to perform (and Purchaser shall agree to perform) the obligations of Seller or any applicable Selling Subsidiary thereunder (to the extent they would otherwise constitute Assumed Liabilities), as a subcontractor, supplier or otherwise (for no additional consideration), and Purchaser to obtain the net economic benefit thereof (such arrangements, the “Alternative Arrangements”), until the earlier of (i) such time as such consent or approval shall have been obtained and (ii) in the case of a Restricted Contract or Restricted Interest, such time as such contract shall have lapsed, expired or not have been renewed in accordance with its terms.  Purchaser agrees to perform and discharge the obligations of Seller and the Selling Subsidiaries in connection with the Alternative Arrangements, directly or indirectly, as applicable, through Seller or the Selling Subsidiaries; and to the extent that consents or approvals to Transfer with respect to a particular Restricted Asset, Restricted Contract or Restricted Interest are obtained after the Closing Date, the Parties agree that such obligations will no longer be considered to be part of the Alternative Arrangements at such time, but instead will constitute an Acquired Contract for all purposes of this Agreement.

(e)        Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, the failure to obtain any consent, release or Transfer with respect to any Restricted Asset or Restricted Contract or any Restricted Interest, the failure of such Restricted Asset or Restricted Contract or any Restricted Interest to constitute a Acquired Asset or Acquired Contract, or any circumstances resulting therefrom, shall not, individually or in the aggregate, constitute a Seller Material Adverse Effect or a breach by Seller or any Selling Subsidiary of any representation, warranty, covenant or agreement under any of the Transaction Agreements or a failure of any condition under any of the Transaction Agreements.  Seller does not represent or warrant that any required consents are obtainable from any third party, or that any Acquired Contract, Restricted Contract, Restricted Interest, Shared Contract or Acquired Interest will be renewed upon expiration of its term, or that any third party thereto will continue to use the products or services offered by Purchaser utilizing the Acquired Assets after the Closing Date.  Seller and its Affiliates shall have no Liability to Purchaser arising out of or relating to the failure to obtain any required consents or because of the default, acceleration or termination of any Restricted Contract or a Restricted Interests as a result thereof.

6.3       Reasonable Best Efforts.  Subject to the terms and conditions set forth in this Agreement, including Section 6.2 and Section 12.2, each of Seller and Purchaser shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to cause the Closing to occur by February 15, 2019 (the “Target Closing Date”); provided that if the Closing does not occur on or before the Target Closing Date, the Parties shall use their reasonable best efforts to cause the Closing (subject to Section 3.1) to occur as promptly as practicable thereafter, including using their reasonable best efforts to obtain all consents, permits, authorizations and approvals of, and to make all filings, notifications or registrations with, all Governmental Authorities and other Persons which are necessary for the consummation of the transactions contemplated by the Transaction Agreements.

6.4       Regulatory Matters.

(a)        Without limiting the generality of Section 6.3, each of Seller and Purchaser shall, and shall cause their respective Subsidiaries to, (i) as promptly as practicable, make any filing with the FTC and the DOJ required under the HSR Act with respect to the transactions contemplated by the Transaction Agreements, (ii) as promptly as practicable, make or cause its Subsidiaries to make any material filing or notice required under any Other Relevant Antitrust Law or other Governmental Rule applicable to the Transaction Agreements or the transactions contemplated thereby and (iii) as promptly as practicable, provide any supplemental information requested in connection with the HSR Act, Other Relevant Antitrust Law or such other Governmental Rules as promptly as practicable after such request is made.  Each of Seller and Purchaser shall, and shall cause their respective Subsidiaries to, furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any such filing or notice which is necessary under the HSR Act, Other Relevant Antitrust Law or such other Governmental Rules or which is otherwise requested by the FTC or DOJ or other Governmental Authority in the course of any review of the transactions contemplated by the Transaction Agreements.  Seller and Purchaser shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and DOJ or any other Governmental Authority.  Without limiting the generality of Section 6.3, promptly following the execution and delivery by the parties of this Agreement, the Parties shall, to the extent necessary and where practicable and allowed by the applicable Governmental Authority upon consultation with each other, enter into discussions with the Governmental Authorities from whom consents or non-actions are required to be obtained in connection with the consummation of the transactions contemplated by the Transaction Agreements in an effort to obtain all such required consents or non-actions from such Governmental Authorities, in each case with respect to the transactions contemplated by the Transaction Agreements, so as to enable the Closing to occur as soon as reasonably possible.  Purchaser shall, at Purchaser’s sole cost, use reasonable best efforts to take, or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain such Governmental Authority approvals in connection with the consummation of the transactions contemplated by this Agreement, as promptly as practicable.  However, Purchaser shall not, in order to comply with its obligations contained in this Section 6.4, have any obligation to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of specific assets or categories of assets or businesses of the Crimson Business or any of Purchaser’s other assets or businesses now owned or presently or hereafter sought to be acquired by Purchaser; (B) terminate any existing relationships and contractual rights and obligations; (C) amend or terminate existing Contracts and to enter into new Contracts; or (D) make any behavioral commitments or otherwise commit to any actions that would limit or modify Purchaser’s or its Affiliate’s rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines, customers or assets, including, after the Closing, the Crimson Business or any of the Acquired Assets; provided that Purchaser shall give good faith consideration to requests for such action.  Purchaser, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the acquisition of the Acquired Assets, the Crimson Business or the other transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the acquisition of the Acquired Assets, Crimson Business or the other transactions contemplated by this Agreement, Purchaser shall use its reasonable efforts necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement unless Purchaser decides, in good faith, that litigation is not in its best interests.

(b)        Seller and Purchaser shall cooperate to jointly prepare and file with CFIUS, as soon as practicable after execution of this Agreement and in any event within ten (10) Business Days following the date hereof, a draft joint voluntary notice contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby, and will make an appropriate filing with CFIUS as contemplated under 31 C.F.R. § 800.401(a) as soon as practicable following receipt of feedback from CFIUS with respect to such draft filing.  Seller and Purchaser shall furnish any supplemental information requested by CFIUS in connection therewith pursuant to the DPA and the applicable regulations promulgated thereunder.  Purchaser and Seller shall, and shall cause their respective Affiliates to: (i) cooperate with each other in connection with any such filing or the provision of any such information (including, to the extent reasonably possible, providing copies, or portions thereof, of all such documents to the non-filing party prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith); (ii) to the extent not prohibited by a Governmental Authority, promptly inform the other Party of any communication and supply to the other Party any written communication received by such Party from, or given by such Party to, CFIUS or any other Governmental Authority; (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, CFIUS or any other Governmental Authority, and to the extent permissible, give the other Party the opportunity to participate in such meetings and conferences; and (iv) as soon as practicable after the date of this Agreement, adopt any mitigation measures required by the United States Government as a condition of issuing CFIUS Clearance that are, individually, and in the aggregate, acceptable to Purchaser.

(c)        Seller shall use reasonable efforts to cooperate with Purchaser in respect of any action, condition or restriction required by CFIUS in connection with the satisfaction of the CFIUS Clearance.

6.5       Further Action.

(a)        From time to time after the Closing, Purchaser and Seller agree to execute and deliver, and to cause their respective Affiliates to execute and deliver, both at no further consideration, such other documents, certificates, agreements, instruments and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Transaction Agreements.  Without limiting the generality of the foregoing, and subject to the other terms and conditions of this Agreement, in the event that Purchaser, Seller or any of their respective Affiliates discovers following the Closing that (i) any Acquired Asset was inadvertently not Transferred and delivered to Purchaser at the Closing, Seller or its applicable Affiliate shall promptly transfer and deliver such Acquired Asset to Purchaser in accordance with the terms of this Agreement or (ii) any Excluded Asset was inadvertently Transferred to Purchaser at the Closing, Purchaser shall, or shall cause its applicable Affiliate to,  promptly transfer such Excluded Asset back to Seller or the applicable Affiliate.

(b)        After the Closing, each of Purchaser and Seller further agrees to provide to the other Party, and to cause their respective Affiliates to provide to the other Party and its respective Affiliates, reasonable access, during normal business hours and upon reasonable notice, to its Representatives, including employees, books and records and other information reasonably related to the Acquired Assets, the Assumed Liabilities, the Excluded Assets and the Excluded Liabilities, other than (i) proprietary or confidential customer or supplier information, (ii) information the disclosure of which is legally or contractually prohibited and (iii) such portions of documents or information which are subject to attorney-client privilege and the provision of which, as determined by either Party’s legal counsel, as applicable, may eliminate the privilege pertaining to such documents; provided that such access and cooperation would not unreasonably disrupt the normal operations of the Selling Companies or their Affiliates or Purchaser and its Affiliates, as applicable; provided further that such request is for a reasonable purpose; and provided further that Purchaser shall have the right to access, and possess, originals of any Acquired Books and Records still in the possession of any Selling Company or their Affiliates to the extent reasonably necessary to conduct the Crimson Business, subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Governmental Rules relating to the confidentiality of information, and subject to the provisions of Section 7.4(c).

6.6       Other Transaction Agreements.  Subject to the terms and conditions hereof, each of Seller and Purchaser shall cause its Subsidiaries who are parties to any Transaction Agreements to perform, pay and satisfy all of their respective obligations and Liabilities thereunder as and when due.

6.7       Assumed Liabilities.  From and after the Closing Date, or the date of transfer in respect of any Restricted Asset or Restricted Contract or Restricted Interest, Purchaser shall duly and faithfully pay and perform all the Assumed Liabilities on a timely basis and in accordance with their terms, and Purchaser agrees that Seller and the Selling Subsidiaries shall have no Liability for any failure of Purchaser to pay and perform such Assumed Liabilities in the manner provided by this Section 6.7.

6.8       Accounts Receivable and Accounts Payable.  The Parties recognize that the proceeds of certain Excluded A/R may be paid to Purchaser or an Affiliate or Subsidiary thereof, the proceeds of certain Acquired A/R may be paid to Seller or a Subsidiary thereof, certain Excluded A/P may be billed to and paid by Purchaser or a Subsidiary thereof and certain Post-Closing Crimson A/P may be billed to and paid by Seller or a Subsidiary thereof.  Purchaser and Seller agree to cooperate and to cause their respective Subsidiaries, and in the case of Purchaser, its Affiliates, to cooperate in identifying and reporting to each other each of the foregoing occurrences during the 90-day period following the Closing (and for additional periods thereafter as may be reasonably requested by either Party) and to take such actions as are necessary to ensure that (a) the benefits relating to Excluded A/R are received by Seller or a Subsidiary thereof, (b) the benefits of Acquired A/R are received by Purchaser or a Subsidiary thereof, (c) the Liability represented by any Excluded A/P is borne by the Seller or a Subsidiary thereof and (d) the Liability represented by any Post-Closing Crimson A/P is borne by Purchaser or an Affiliate or Subsidiary thereof.  Notwithstanding the foregoing, nothing in the Section shall abrogate a Party’s indemnification rights pursuant to Article XI.

6.9       Guarantee.

(a)        Guarantor hereby irrevocably and unconditionally guarantees the prompt and full discharge by Purchaser of only the Purchaser’s obligation to pay the aggregate amount of the Adjusted Closing Cash Consideration, less the Escrow Amount and the Warranty Escrow, in accordance with Section 3.1(b)(i), and no other obligation of the Purchaser under this Agreement or any of the other Transaction Agreements (the “Guaranteed Obligation”).  Guarantor acknowledges and agrees that, with respect to the Guaranteed Obligation to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Purchaser. If Purchaser shall default in the due and punctual performance of the Guaranteed Obligation, Guarantor will forthwith perform or cause to be performed such Guaranteed Obligation and will forthwith make full payment of the Guaranteed Obligation if and to the extent the Purchaser is obligated to do so hereunder. The liabilities and obligations of Guarantor pursuant to this Agreement are unconditional and absolute and shall not be released, discharged or otherwise affected by any change in the corporate existence, structure or ownership of Purchaser or Guarantor or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of them or their assets. Guarantor hereby waives any right, whether legal or equitable, statutory or non-statutory, to require Seller to proceed against or take any action against or pursue any remedy with respect to Purchaser or any other Person or make presentment or demand for performance or give any notice of nonperformance before Seller may enforce its rights hereunder against Guarantor. Guarantor’s obligations hereunder shall remain in full force and effect until the Guaranteed Obligation shall have been performed in full. If at any time any performance by any Person of the Guaranteed Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of Purchaser or otherwise, Guarantor’s obligations hereunder with respect to the Guaranteed Obligation shall be reinstated at such time as though the Guaranteed Obligation had become due and had not been performed.  For the avoidance of doubt, and notwithstanding anything else herein to the contrary, Guarantor shall not be liable for any obligations under this Agreement or any other Transaction Agreement other than the Guaranteed Obligation.

(b)        Guarantor hereby represents and warrants that (i) it has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, (ii) all corporate acts and other proceedings required to be taken by it to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken, (iii) this Agreement has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the Enforceability Limitations, (iv) the execution and delivery of this Agreement by Guarantor does not and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not (x) conflict in any respect with, or result in a violation or breach of, any of the provisions of the charter, certificate of incorporation, bylaws, partnership agreement, operating agreement or comparable organizational documents of Guarantor, (y) conflict with, or result in any violation or breach of, any Governmental Rule applicable to Guarantor or any of its properties or assets or (z) conflict in any respect with, or result in a violation or breach of, or constitute a default under, or give rise to any right of termination, revocation, cancellation or acceleration under, any contract, license, franchise, permit or any other agreement or instrument to which Guarantor is a party or by which Guarantor or any of its properties or assets may be affected or bound, other than, in the case of clauses (y) and (z), any breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on Guarantor’s ability to perform its obligations hereunder, (v) no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Guarantor is required in connection with the execution and delivery of this Agreement, or the consummation by Guarantor of the transactions contemplated hereby, other than such consents, approvals, authorizations, designations or filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on Guarantor’s ability to perform its obligations hereunder and (vi) Guarantor has the financial capacity to pay and perform its obligations under this Agreement.

6.10     Access to Information.  Prior to the Closing, Seller shall, and shall cause each of its applicable Affiliates to, provide Purchaser and its Representatives with reasonable access to (i) all of the Acquired Assets, (ii) senior management of the Crimson Business and (iii) any other information relating solely to the Crimson Business as Purchaser or any of its Representatives may reasonably request, provided that such request is for a reasonable purpose, subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable

Governmental Rules relating to the confidentiality of information.  All access and investigation pursuant to this Section 6.10 shall be (A) conducted during normal business hours upon reasonable advance notice to Seller, (B) conducted in such a manner as not to interfere with the normal operations of the Crimson Business, (C) coordinated through the Seller’s General Counsel or a designee thereof and (D) conducted at Purchaser’s sole cost and expense, and Seller shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.10,  provided,  however, Seller shall not be required to provide (i) information the disclosure of which is legally or contractually prohibited and (ii) such portions of documents or information which are subject to attorney-client privilege and the provision of which, as determined by Seller’s legal counsel may eliminate the privilege pertaining to such documents.  Without limiting the foregoing, Seller shall permit Purchaser and its Representatives to conduct health, safety and systems investigations of each Owned Real Property that will be subject to an Owned Property Lease or any Leased Real Property, subject to the terms of any applicable Lease. Purchaser will hold any information obtained pursuant to in confidence in accordance with the Confidentiality Agreement pursuant to Section 7.3(a).

6.11     Non-Disparagement.  During the Restricted Period, each of Purchaser and Seller shall not, and shall cause each of its respective Subsidiaries not to, directly or indirectly, make any public or private statement or take any action or engage in any activity or course of conduct with the intent of causing, or through negligence likely to cause, damage to the business or reputation of Seller or Purchaser, as the case may be; provided,  however, that this Section 6.11 shall not apply to (a) factual statements made in government proceedings or (b) proceedings in which the Parties are adverse to each other.

6.12     Third-Party Software; ERP System; Other TSA Points.  Purchaser is responsible for securing and maintaining licenses and maintenance relating to third-party software licenses and shrink wrap personal computer software and making any payments due thereon, except to the extent such licenses and maintenance are included in the Acquired Assets or are provided to Purchaser pursuant to the terms of the Transition Services Agreement.  Prior to the Closing, Purchaser and Seller shall satisfy their respective tasks set forth on Schedule 6.12.

6.13     Insurance.  Until Purchaser has completed the removal of the Acquired Assets from Seller’s or the applicable Selling Subsidiary’s premises, and until Seller has completed the removal of all Excluded Assets from all Owned Real Property or Leased Real Property, as the case may be, each Party shall provide a certificate of insurance evidencing commercial general liability insurance coverage pursuant to the Commercial General Liability Coverage Form (CG 00 01 04 13) issued by the Insurance Services Office or a policy form that is substantially equivalent. The policy limit shall be no less than $1,000,000 in the aggregate for bodily injury and property damage.

6.14     Representations and Warranties Insurance.  Immediately after the execution of this Agreement by the Parties, the Purchaser shall cause the R&W Insurance Policy to be bound. Each Party shall bear 50% of the R&W Insurance Policy Cost.

6.15     No Solicitation of Other Bids.

(a)        Seller shall not, and shall not authorize or permit any of its Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.

(b)        Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Affiliates or Representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to lead to an Acquisition Proposal, provided,  however, Seller shall not be required to comply with this Section 6.15(b) if doing so would violate any confidentiality agreement in effect on the date of this Agreement that remains in effect.

6.16     Environmental Remediation Matters.  Prior to Closing, Seller will cause the environmental remediation tasks set forth on Schedule 6.16 to be completed.

6.17     Employee Retention Agreements.  Seller shall, and shall cause each Selling Company and its Affiliates, to comply with all terms, conditions and obligations under the employee retention agreements set forth on Schedule 6.1(f).

6.18     Intellectual Property.   Seller shall satisfy the covenants set forth on Schedule 6.18 with respect to Acquired IP.

6.19     R&W Policy Extension Requirements.  Before the day which is 105 days after the Closing Date, Seller and Purchaser shall each pay to the broker under the R&W Policy 50% of the supplemental premium required to extend the commitment of the insurers under the R&W Policy for such period of time as Seller and Purchaser mutually determine will likely include the Closing Date, but not less than one month. Each of Seller and Purchaser shall from time to time prior to any thereafter occurring expiry dates of such commitment pay to the broker a supplemental premium required to extend such commitment for such period of time as Seller and Purchaser mutually determine will likely include the Closing Date.  Before the day which is 165 days after the date of this Agreement, but not before the day which is 150 days after the date of this Agreement, Seller shall submit to Purchaser and each broker, underwriter and insurer arranging or providing coverage under the R&W Policy (a) a statement updating each representation set forth in Article IV of this Agreement (including the Schedules relating thereto) as of a date which is within 10 days of such submission (the “R&W Policy Extension Bring Down”), and (b) a then -current lien, judgment, and litigation search for each of the Selling Companies in each jurisdiction reasonably relevant to such Person. Notwithstanding anything herein to the contrary, Seller acknowledges and agrees that neither the R&W Policy Extension Bring Down nor the content of any disclosures therein shall be deemed to limit, reduce or otherwise modify the indemnification obligations of Seller set forth in Article XI and that Seller’s direct indemnification obligations shall be expanded to include any matter which is the subject of an exclusion to the coverage available to the Purchaser under the R&W Policy that results from any disclosures contained in the R&W Policy Extension Bring Down.

6.20     Certain Foreign Matters.  Prior to and after the Closing, each of Seller and Purchaser will use its respective commercially reasonable efforts to cause its respective tasks set forth on Schedule 6.20 with respect to certain foreign matters to be completed.

ARTICLE VII.  EMPLOYEE MATTERS

7.1       General Principles.

(a)        Schedule 7.1(a) sets forth a list of Covered Employees identified by identification number and each such Covered Employee’s (i) number of full years of service with the applicable Selling Company or Affiliate, (ii) job title, (iii) current base salary, wages or annualized fixed or guaranteed remuneration, as applicable, (iv) current target incentive pay information, annual bonus, contingent or deferred compensation, (v) service with the applicable Seller and the applicable Affiliates of such Seller, (vi) active/leave status, and (vii) job location; provided,  however, that all such information shall be subject in all respects to, and shall be carried out in accordance with, any Governmental Rules and Data Privacy Obligations.  Seller may revise Schedule 7.1(a) in accordance the applicable guidelines relating to the identification of Covered Employees (the “Employee Identification Guidelines”) upon notice to Purchaser prior to the Closing Date.  No less than five (5) Business Days prior to the Closing Date, Seller shall update such list and include therein such information that will allow Purchaser to determine, with respect to each Covered Employee, such Covered Employee’s name (unless prohibited by any Data Privacy Obligations).

(b)        (i)        Purchaser shall make an offer of employment to each Covered Employee in accordance with the provisions of this Article VII, no later than the earlier of (A) thirty-one (31) days prior to the Closing Date and (B) the date required by applicable Governmental Rules, to be effective as of 11:59 p.m. on the Closing Date.  Nothing herein shall be construed as a representation or guarantee by Seller that any Covered Employee will accept such offer of employment from Purchaser or its Subsidiaries or will continue in employment with Purchaser or its Subsidiaries following the Closing Date.

(ii)       The offer of employment to each Covered Employee under Section 7.1(b)(i) shall provide, and Purchaser shall maintain during the Specified Period, each Transferred Employee’s Comparable Position and Specified Compensation and Benefits.

(iii)      Seller shall compensate each Transferred Employee (in such manner as Seller deems appropriate, subject to any applicable Governmental Rules) for any vacation time, variable pay and commissions that have accrued (and, in the case of vacation time, that has accrued in accordance with Seller’s vacation policy and has not been used) prior to the Closing Date; provided that, in the event it is not practicable for Seller to pay any such amounts directly to one or more Transferred Employees, the parties shall cooperate in good faith to cause Purchaser to pay such amounts to each applicable Transferred Employee on Seller’s behalf, and Seller shall reimburse Purchaser with respect thereto within 20 days of demand therefor by Purchaser.

(iv)       The Covered Employees shall be covered under the Seller Benefit Plans that are “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA (each, a “Seller’s Welfare Plan”) in effect prior to the Closing Date for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, under such plans prior to 11:59 p.m. on the Closing Date by Transferred Employees and their eligible dependents to the extent provided in the applicable Seller’s Welfare Plan.  Seller shall, or shall cause one of its Subsidiaries to, terminate coverage of Transferred Employees and their eligible dependents under Seller’s Welfare Plans effective for reimbursement claims for expenses incurred, and for non-reimbursement claims incurred, from and after 11:59 p.m. on the Closing Date.

(v)        The foregoing excludes the EU Employees set forth on Schedule 7.1(g) that are subject to the Transfer Regulations.

(c)        Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, a claim shall be deemed to be incurred as follows:  (A) life, accidental death and dismemberment, business travel accident and disability insurance benefits, upon the death, cessation of employment or other event giving rise to such benefits, and (B) health, dental or prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies.  Workers compensation claims of any Transferred Employee shall be covered under the workers compensation plans of Seller or its Subsidiaries (each, a “Seller’s Workers Compensation Plan”) if the Workers Compensation Event occurred prior to 11:59 p.m. on the Closing Date, and shall be covered under the workers compensation plans of Purchaser or one of its Subsidiaries (each, a “Purchaser’s Workers Compensation Plan”) if the Workers Compensation Event occurs at or after 11:59 p.m. on the Closing Date.  If the Workers Compensation Event occurs over a period both preceding and following 11:59 p.m. on the Closing Date (e.g., a repetitive stress injury or a condition that otherwise develops over a period of time), the claim shall be covered jointly under Seller’s Workers Compensation Plan and Purchaser’s Workers Compensation Plan, and shall be equitably apportioned among them based upon the relative periods of time that the Workers Compensation Event transpired preceding and following 11:59 p.m. on the Closing Date.

(d)        If any Transferred Employee requires a visa, work permit, employment pass or other approval for his or her employment with Purchaser or its Affiliates, Purchaser shall use its commercially reasonable efforts to see that any necessary visa, permit, pass or other approval has been obtained on or prior to the Closing Date; provided,  however, that the failure to so obtain any such visa, work permit or pass shall not be a condition to consummate the transactions contemplated by this Agreement.

(e)        On or prior to the Closing Date, Seller shall pay to each Transferred Employee the amount of compensation accrued and due to each Transferred Employee as of the Closing Date (after giving effect to the Closing) or as may be required by Governmental Rules, including, without limitation, accrued and unused paid time off, severance, sick or vacation time, as applicable to the extent same is not included in the calculation of the Closing Date Net Working Capital.

(f)        Purchaser shall take commercially reasonable steps to (A) waive for each Transferred Employee and his or her eligible dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Purchaser and its Subsidiaries applicable to such Transferred Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to the Transferred Employee under the terms of the welfare plans of Seller and its Subsidiaries, and (B) in those Covered Territories in which health benefits are subject to co-payments or deductibles, give full credit under the welfare plans of Purchaser and its Subsidiaries applicable to each Transferred Employee and his or her eligible dependents for all co-payments and deductibles satisfied prior to the Closing Date in the same plan year as the Closing Date, as if there had been a single continuous employer; provided,  however, that Seller shall, and shall cause each of the Selling Subsidiaries and each Selling Company’s third-party administrators of all applicable Seller Benefit Plans, to provide to Purchaser all data and information reasonably requested by Purchaser to enable Purchaser to comply with its obligations hereunder.

(g)        (i)        To the extent applicable, Purchaser and Seller acknowledge the application of the Transfer Regulations in respect of the employees set forth on Schedule 7.1(g) (the “EU Employees”). Purchaser and Seller will, and will cause their respective Subsidiaries to, comply with the Transfer Regulations to the extent applicable, in particular, by jointly informing the EU Employees, where required under the Transfer Regulations, on their transfer to Purchaser or its Subsidiary by automatic operation of Governmental Rules. Purchaser and Seller will not take any action that would result in the employment of any such employee not so transferring (subject to any right of each such employee to object to such transfer under applicable Governmental Rules). EU Employees who transfer to Purchaser or its Subsidiary pursuant to this Section 7.1(g) will be considered Transferred Employees as of the date of the automatic transfer by operation of Governmental Rules.

(ii)       If any Seller or Seller Subsidiary employee, worker or contractor who is not an EU Employee set forth on Schedule 7.1(g) asserts employment rights against the Purchaser or any relevant Subsidiary of Purchaser that is an employer pursuant to the Transfer Regulations, then Seller shall indemnify the Purchaser against all employee claims and Employment Costs arising from such assertion of employment rights as Excluded Liabilities under Section 2.8(b). The Parties shall work to jointly agree to an action plan with regard to the employee(s) asserting employment rights in accordance with applicable Governmental Rules.

(iii)      If any employee set forth on Schedule 7.1(g) objects to transfer under the Transfer Regulations, Seller shall indemnify Purchaser and any relevant Affiliate of Purchaser against all employee claims and Employment Costs arising from or relating to termination and litigation costs only in connection with the failure or omission of Seller with respect to their obligations under the Transfer Regulations as Excluded Liabilities under Section 2.8(b).

(iv)       If any EU Employee set forth on Schedule 7.1(g) objects to transfer under the Transfer Regulations, Purchaser shall indemnify the Seller and any relevant Subsidiary of Seller against all employee claims and Employment Costs arising from or relating to termination and litigation costs only in connection with the failure or omission of the Purchaser and/or any Subsidiary of Purchaser with respect to their obligations under the Transfer Regulations.

(v)        If and to the extent any retirement and pension Liabilities accrued until the Closing Date for EU Employees set forth on Schedule 7.1(g), who become a Transferred Employee, should transfer to the Purchaser or its applicable Affiliate by operation of Transfer Regulations, such retirement and pension liabilities shall be Excluded Liabilities.

7.2       WARN Act.   Purchaser agrees to provide, or cause its Subsidiaries to provide, any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar Governmental Rule, and to otherwise comply with the WARN Act and any other similar Governmental Rule, in each case, with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting employees (including as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements) and occurring after 11:59 p.m. on the Closing Date.  Purchaser shall not take any action after the Closing Date that would cause any termination of employment of any Covered Employees by Seller or any of its Subsidiaries that occurs before 11:59 p.m. on the Closing Date to constitute a “plant closing” or “mass layoff” or group termination under the WARN Act or any similar Governmental Rule, or to create any Liability or penalty to Seller or any of its Subsidiaries for any employment terminations under Governmental Rule.  On the Closing Date, Seller shall notify Purchaser of any layoffs of any employees in the 90-day period prior to the Closing Date. Seller will be responsible for discharging all obligations in respect of Covered Employees under the WARN Act and similar applicable state or local laws for the notification of any “employment loss” within the meaning of the WARN Act and similar applicable state or local laws which occur on or prior to the Closing.

7.3       Miscellaneous.

(a)        Confidentiality.  The Parties hereto incorporate by reference the Confidentiality Agreement and agree that such agreement, and any Data Privacy Obligations, shall govern the disclosure of employee information between the Parties under this Agreement.  In addition, in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, Purchaser and its Subsidiaries and Affiliates have received confidential information about Seller’s employee benefits and compensation information and other information that relates to Seller’s employees, which information shall also be considered confidential information, subject to the terms of the Confidentiality Agreement.

(b)        Non-Solicitation/No-Hire.

(i)         Except as expressly required pursuant to this Agreement or with the prior written consent of Seller, during the period beginning as of the date hereof and ending on the date that is two (2) years after the Closing Date, Purchaser shall not, and shall cause each of its Affiliates not to, directly or indirectly, solicit for employment, hire or attempt to hire any person who is at such time, or who at any time in the two (2)-year period prior to such time had been, a Seller No-Hire Employee; provided,  however, that, for purposes of this Section 7.3(b)(i), solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to Seller No-Hire Employees, and a hire or attempt to hire shall not include the hiring, or attempt to hire, of a Seller No-Hire Employee resulting from such a general solicitation or use of an independent employment agency search firm.  Notwithstanding the foregoing, Purchaser or its Affiliates may solicit for employment, hire or attempt to hire any Seller No-Hire Employee at any time after the earlier of (A) the six (6)-month anniversary date of such Person’s termination of employment for any reason other than by Seller without cause or (B) the date of such Person’s termination of employment by Seller without cause.

(ii)       If a final and non-appealable judicial determination is made that any provision of Section 7.3(b)(i) constitutes an unreasonable or otherwise unenforceable restriction with respect to any particular jurisdiction, the provisions of Section 7.3(b)(i) will not be rendered void but will be deemed to be modified solely with respect to the applicable jurisdiction to the minimum extent necessary to remain in force and effect for the greatest period and to the greatest extent that such court determines constitutes a reasonable restriction under the circumstances.

(c)        No Third-Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person (including any Covered Employee or Maquiladora Employee) other than the Parties hereto and their permitted assigns any rights or remedies hereunder. Without limiting the foregoing, no provision of this Agreement shall create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof or other Person representing the rights or interests of any such Persons) of Seller or any of its Affiliates in respect of continued employment (or resumed employment) with either Purchaser or any of its Affiliates or with respect to the compensation, benefits or other terms and conditions of employment with Purchaser or Seller or any of their Affiliates.  This Agreement is not intended to and shall not be construed to amend, modify or terminate any employee benefit plan (including, without limitation, as such term is defined under Section 3(3) of ERISA), program or arrangement.

7.4       Restrictive Covenants.

(a)        Confidentiality.  From and after the Closing, Seller shall, and shall cause the Selling Subsidiaries and each of their Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Crimson Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives, or any other third party breach of a legal obligation to keep same confidential; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, any of the other Selling Companies or any of their respective Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other Governmental Rules, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b)        Non-Competition.  During the Restricted Period, without the prior written consent of Purchaser, Seller shall not, and shall not permit any Selling Subsidiary or any of their respective Affiliates to, directly or indirectly, engage in or assist others in engaging in any business that competes with the Crimson Business as conducted by Seller before the Closing Date in any territory in which the Seller conducted the Crimson Business before the Closing Date (the “Territory”). Notwithstanding the foregoing, (i) Seller may own, directly or indirectly, solely as an investment, shareholdings acquired or held which do not grant, directly or indirectly, management functions or any material influence in the competing company; and (ii) Seller may purchase, use and resale the “Supplier Goods” acquired pursuant to the Polycold Supply Agreement; provided, such use and resale is restricted to Seller’s life-science business and sold only to life science customers in conjunction with Seller’s other life-science products sold to such customers.

(c)        Non-Solicitation of Employees.  Other than with the prior written consent of Purchaser, during the Restricted Period, Seller shall not, and shall cause each of its Affiliates and their Representatives not to, directly or indirectly, solicit for employment, hire or attempt to hire any Transferred Employee or Maquiladora Employee, or encourage any Transferred Employee or Maquiladora Employee to leave the employment of Purchaser or its Affiliates, or American Industries, as applicable; provided, however, that, for purposes of this Section 7.4(c), solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to Transferred Employees or Maquiladora Employees.  Notwithstanding the foregoing, Seller or its Affiliates may solicit for employment, hire or attempt to hire a Transferred Employee or a Maquiladora Employee at any time after (A) the nine (9)-month anniversary date of such Transferred Employee’s or Maquiladora Employee’s employment was terminated by such Transferred Employee or Maquiladora Employee, as applicable, or (B) the date of such Transferred Employee’s or Maquiladora Employee’s termination of employment by Purchaser or any of its Affiliates, or American Industries, as applicable, without cause.

(d)        Equitable Relief.  Seller acknowledges that a breach or threatened breach of this Section 7.4 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)        Acknowledgments; Miscellaneous. Seller acknowledges that the restrictions contained in this Section 7.4 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 7.4 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Governmental Rules in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Governmental Rules. The covenants contained in this Section 7.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE VIII.  TAX MATTERS

8.1       Allocation of Purchase Price.

(a)        The Cash Consideration (as adjusted pursuant to the adjustments contemplated under this Agreement) and the applicable Assumed Liabilities shall be allocated among the Acquired Assets as of the Closing Date in accordance with a schedule (the “Asset Allocation Schedule”) that is prepared in a manner consistent with relevant Tax laws, including, as applicable, Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and in accordance with the procedures of this Section 8.1.  To the extent separate Asset Allocation Schedules are necessary for one or more of the Selling Subsidiaries, the provisions of this Section 8.1 shall apply to such Asset Allocation Schedules.

(b)        Seller shall engage Duff & Phelps, LLC, or a similar firm (the “Valuator”) to prepare each Asset Allocation Schedule; provided,  however, that the fee for such Valuator shall be mutually agreeable to both Parties.  Each Party shall cooperate with the other Party and the Valuator, and shall use commercially reasonable efforts to provide in a timely manner any information, data and assistance required or requested by the Valuator to properly perform its valuation.  Seller shall instruct the Valuator to deliver drafts of the Asset Allocation Schedules, along with the assumptions and calculations supporting such draft Asset Allocation Schedules, a description of the methodology and a detailed breakdown, to Purchaser and Seller no later than thirty (30) days after the Closing Date.  Purchaser shall provide any comments to the draft Asset Allocation Schedules within fifteen (15) days of receipt.  Seller shall make such comments as are reasonably requested by Purchaser and issue final Asset Allocation Schedules promptly thereafter.  Seller and Purchaser shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such final Asset Allocation Schedules and share equally all costs and expenses incurred in connection with the engagement and performance of the Valuator; the Parties shall arrange to make their respective payments directly to the Valuator.

(c)        Thereafter, Seller shall prepare and provide to Purchaser from time to time revised copies of the Asset Allocation Schedules to update the Asset Allocation Schedules for indemnity payments or other adjustments contemplated under this Agreement (including, for the avoidance of doubt, all payments made under Article XI), which shall be prepared in a manner consistent with the final Asset Allocation Schedules determined under Section 8.1(b).  Any indemnity payments or other adjustments contemplated by this Agreement shall be treated as an adjustment to Purchase Price unless such payment is required to be treated otherwise by applicable Governmental Rules with respect to Taxes.

(d)        The Asset Allocation Schedules as finally determined pursuant to this Section 8.1 (including any applicable adjustments) shall be final and binding upon Purchaser and Seller for all Tax purposes except as required by applicable Governmental Rule or as otherwise mutually agreed to in writing by the Parties.  Purchaser and Seller shall act in accordance with the Asset Allocation Schedules for all Tax purposes, including with respect to any forms or reports

(including IRS Form 8594) required to be filed pursuant to Section 1060 of the Code, the regulations promulgated thereunder or any Governmental Rule, and to cooperate in the preparation of any such forms or reports and to timely file such forms or reports in the manner required by applicable law.

8.2       Filing of Returns and Payment of Taxes.

(a)        Seller shall prepare, or cause to be prepared, all Tax returns, Tax reports and Tax forms of or relating to the Acquired Assets (collectively, “Tax Returns”) for all Pre-Closing Tax Periods (other than a Straddle Period) and shall pay, or cause to be paid, when due all Taxes with respect to such Tax Returns.  Subject to Section 8.2(b), Purchaser shall prepare, or cause to be prepared, all other Tax Returns and shall pay, or cause to be paid, when due all Taxes with respect to such other Tax Returns.

(b)        Purchaser shall prepare, or cause to be prepared, all Tax Returns for any Straddle Period and pay to the applicable authority all Taxes due with respect to such Tax Returns; provided that (i) Purchaser shall deliver any Tax Return to Seller at least twenty (20) Business Days before such Tax Returns are due, (ii) Seller shall have the right to review and comment upon any such Tax Returns prior to the filing thereof and (iii) such Tax Returns shall not be filed without the prior written consent of Seller (such written consent not to be unreasonably withheld).  Within ten (10) Business Days of written demand thereof, but in no event more than ten (10) Business Days prior to the due date thereof, Seller shall pay to Purchaser the amount of Excluded Taxes for the Straddle Period calculated using the principles of Section 8.2(e).

(c)        The Party responsible for filing any Tax Return under applicable law shall timely file, or cause to be timely filed, with the appropriate authorities such Tax Return.

(d)        If, in order to properly prepare its Tax Returns or in the course of any proceeding with respect to Taxes, it is necessary that a Party be furnished with additional information, documents or records relating to the Acquired Assets, the Selling Companies and Purchaser agree to cooperate and use commercially reasonable efforts to furnish or make available such non-privileged information at the recipient’s request, cost and expense; provided that, except as expressly provided in this Section 8.2(d), no Party shall be entitled to review or examine the Tax Returns of any other Party.  Notwithstanding anything in this Agreement to the contrary, a Party shall be required to furnish or make available only such documents or records, including the preparation of financial statements or other financial data, that are maintained in the ordinary course of that Party’s business and exist at the time of the request.

(e)        For purposes of this Section 8.2, in the case of any Straddle Period: (i) Excluded Taxes that are real property, personal property, intangible property and similar ad valorem Taxes (“Property Taxes”) for the Straddle Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) Excluded Taxes (other than Property Taxes) for the Straddle Period shall be computed as if the Pre-Closing Tax Period ended as of 11:59 p.m. in the applicable territory set forth on Schedule 8.2 on the Closing Date.

8.3       Refunds and Credits.  Any cash refunds or credits of Excluded Taxes (net of any Taxes and expenses arising from the receipt thereof) shall be for the account of the Selling Companies except to the extent such refund has been taken into account in the determination of Net Working Capital.  Any refunds or credits received or realized by a Party that are for the account of the other Party pursuant to the preceding sentence shall be promptly paid to such other Party within thirty (30) days from receipt thereof (with a credit being considered received on the earliest date when such credit is actually used to reduce a Tax actually due).

8.4       Transfer Taxes.  All Transfer Taxes shall be borne 50% by Purchaser and 50% by Seller. The Party required by law to file a Tax Return with respect to such Transfer Taxes shall do so in the time and manner prescribed by Governmental Rule, and the non-filing Party shall promptly reimburse the filing Party for its share of any Transfer Taxes upon receipt of evidence reasonably satisfactory to the non-filing Party of the amount of such Transfer Taxes; provided that in the event that both Parties are required by Governmental Rule to file a Tax Return with respect to such Transfer Taxes, then the Seller shall file such Tax Returns and Purchaser shall promptly reimburse the Seller for the Purchaser’s share of any Transfer Taxes upon receipt of evidence reasonably satisfactory to Purchaser of the amount of such Transfer Taxes. To the extent permitted by Governmental Rules, Purchaser and the Selling Companies shall cooperate with each other to obtain exemptions from any Transfer Taxes; provided that neither Party shall be obligated to seek any exemption that could reasonably be expected to result in any audit by a Governmental Authority of its books and records.

8.5       FIRPTA.  At or prior to the Closing Date, Seller shall deliver to Purchaser an affidavit satisfying the requirement of Treasury Regulation Section 1.1445-2(b) dated within seven (7) days of the Closing Date, certifying the non-foreign status of Seller.

ARTICLE IX.  CONDITIONS TO PURCHASER’S OBLIGATIONS FOR THE CLOSING

The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver in writing by Purchaser) of each of the conditions set forth below in this Article IX.

9.1       Representations and Warranties; Covenants and Agreements.  The representations and warranties of Seller made in Article IV of this Agreement (without regard to any qualifications therein as to materiality or Seller Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date (as supplemented by Permitted Schedule Additions) with the same effect as if made as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time, in which case such representations and warranties shall be true and correct as of such earlier time; provided that this condition shall be deemed satisfied unless the failure of any such representations and warranties to be true and correct on any such date would, individually or in the aggregate, have a Seller Material Adverse Effect.  Seller shall have performed, and shall have caused the Selling Subsidiaries to have performed, in all material respects all covenants, agreements and conditions contained in the Transaction Agreements required to be performed by Seller or the Selling Subsidiaries, as the case may be, by the time of the Closing; provided,  however, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions as so qualified in all respects.  Seller shall have delivered to Purchaser a certificate of an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions set forth in this Section 9.1 have been satisfied and certifying: (i) that (A) attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller and each applicable Selling Subsidiary, and with respect to each Selling Subsidiary, shareholder resolutions, authorizing the execution, delivery and performance of this Agreement, and each Transaction Agreements to which such Person is a party, and the consummation of the transactions contemplated hereby, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and (ii) the names and signatures of the officers of Seller and each applicable Selling Subsidiary authorized to sign this Agreement, the Transaction Agreements and the other documents to be delivered hereunder to which such Person is a party.

9.2       Consents, Approvals, Injunctions, Etc.

(a)        All material consents, approvals, orders, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority legally required for the consummation of the Closing, including those set forth in Section 4.4 and Section 5.4 shall have been obtained, waived or made, and the respective waiting periods required in connection with the HSR Act and the Other Relevant Antitrust Laws shall have expired or been terminated.

(b)        Purchaser shall have received a written notice from CFIUS stating that: (i) CFIUS has concluded that the transactions contemplated by the Transaction Agreements are not a “covered transaction” and not subject to review under the DPA and relevant regulations; (ii) the review of the transactions contemplated by the Transaction Agreements has been concluded, and there are no unresolved national security concerns with respect to the transactions contemplated by the Transaction Agreements; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Purchaser and Seller and either (1) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitation on the transaction shall have expired without any such action being threatened, announced or taken or (2) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby (“CFIUS Clearance”).

(c)        No Legal Restraint that has the effect of preventing the consummation of the transactions contemplated by the Transaction Agreements shall be in effect, and no Legal Proceedings seeking such relief shall then be pending.

(d)        Purchaser shall have received the material third party consents set forth on Schedule 9.2(d).

(e)        Seller shall have obtained releases pursuant to the uniform commercial code, as applicable, or otherwise, of all Liens on the Acquired Assets (other than any Permitted Liens and any Lien that will be released on the Closing Date upon payment by Purchaser, at the direction of Seller, of a portion of the Purchase Price to such lienholder pursuant to a payoff letter provided to Purchaser, in form and substance reasonably satisfactory to Purchaser).

(f)        Purchaser shall have received duly executed counterparts to the Transaction Agreements and such other documents and deliveries as set forth in Section 3.1(b) and Section 8.5 from all parties thereto other than Purchaser and its Affiliates, provided, however, for clarity sake, the Assignment of Lease executed by the landlord thereof shall not be required to be delivered to the extent Seller complies with its obligations under Section 6.2 and this Agreement.

(g)        The clone of Seller’s informational technology systems as described in Schedule 6.12 shall have been accepted by Purchaser in accordance with Attachment 6.12.2 of Schedule 6.12 (for clarity, regardless of whether Seller has satisfied its commercially reasonable effort obligation).

ARTICLE X.  CONDITIONS TO SELLER’S OBLIGATIONS FOR THE CLOSING

The obligation of Seller to consummate, or to cause the relevant Selling Subsidiary to consummate, the Closing is subject to the satisfaction (or waiver by Seller) of the conditions set forth below in this Article X.

10.1     Representations and Warranties; Covenants and Agreements.  The representations and warranties of Purchaser made in Article V of this Agreement (without regard to any qualifications therein as to materiality or Purchaser Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time in which case such representations and warranties shall be true and correct as of such earlier time; provided that this condition shall be deemed satisfied unless the failure of any such representations and warranties to be true and correct on any such date would, individually or in the aggregate, have a Purchaser Material Adverse Effect.  Purchaser shall have performed in all material respects all covenants and agreements contained in the Transaction Agreements required to be performed by Purchaser by the time of the Closing; provided,  however, that, with respect to agreements, covenants and conditions that are qualified by materiality, Purchaser shall have performed such agreements, covenants and conditions as so qualified in all respects.  Purchaser shall have delivered to Seller a certificate of an authorized officer of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in this Section 10.1 have been satisfied and certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and each Transaction Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and (ii) the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Transaction Agreements and the other documents to be delivered hereunder.

10.2     Consents, Approvals, Injunctions, Etc.

(a)        All material consents, approvals, orders, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority legally required for the consummation of the Closing, including those set forth in Section 4.4 and Section 5.4, shall have been obtained, waived or made, and the respective waiting periods required in connection with the HSR Act and the Other Relevant Antitrust Laws shall have expired or been terminated.

(b)        Seller and Purchaser shall have received from CFIUS a written notice of CFIUS Clearance.

(c)        No Legal Restraint that has the effect of preventing the consummation of the transactions contemplated by the Transaction Agreements shall be in effect, and no Legal Proceedings seeking such relief shall then be pending.

(d)        Seller shall have received duly executed counterparts to the Transaction Agreements and such other documents and deliveries as set forth in Section 3.1(b) from Purchaser and its Affiliates.

ARTICLE XI.  SURVIVAL; INDEMNIFICATION

11.1     Survival.    Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.1 (incorporation and ownership), Section 4.2 (authority), Section 4.6 (title; condition; sufficiency), Section 4.9 (Tax matters) and Section 4.10 (to the extent of provisions therein relating to Tax matters), Section 4.11(a) (title to Intellectual Property Rights), Section 4.23 (brokers), Section 5.1 (existence), Section 5.2 (authority) and Section 5.5 (brokers) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days, and (ii) Section 4.21 (environmental matters) shall survive for a period of six (6) years after the Closing.  All covenants and agreements of the Parties which are required to be performed prior to Closing shall survive for a period of 12-months from the date of this Agreement, and all other covenants and agreements of the Parties shall survive indefinitely.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

11.2     Indemnification by Seller.  Subject to the other terms and conditions of this Article XI, Seller shall indemnify Purchaser and its Affiliates and their respective Representatives, successors and assigns (collectively, the “Purchaser Indemnitees”) from and against any and all Damages incurred by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)        any inaccuracy in or breach of any representation or warranty of Seller contained in Article IV of this Agreement or the certificate furnished by Seller pursuant to Section 9.1;

(b)        any breach of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c)        any Excluded Liability (to the extent not included as a reduction to the Closing Date Net Working Capital) or any Excluded Asset;

(d)        any Taxes owed by any Selling Company or any of their Affiliates with respect to any Pre-Closing Tax Period or the portion of any Straddle Period on or before the Closing;

(e)        any infringement claims against Purchaser arising from Purchaser’s use of the Parent Mark (as defined in the Transitional Trademark License Agreement) pursuant to and in accordance with the terms and conditions of the Transitional Trademark License Agreement;

(f)        any Liability represented by the Warranty Expense incurred by Purchaser during the first 15-months immediately following the Closing Date with respect to products sold by the Crimson Business prior to the Closing Date, in excess of $2,280,000;

(g)        any Liability of the Seller or Shelter Operator arising or resulting from (i) any use of, or failure to comply with, any tax, customs or other obligations required by applicable Governmental Rules in connection with the temporary importation of any assets into Mexico, or (ii) the failure to have all necessary licenses and permits in Mexico to operate the Crimson Business; or

(h)        any Liability or other diminution of rights arising or resulting from the existence of a joint owner (other than one or more of the Selling Companies) of any of the Acquired IP when conveyed to Purchaser on the Closing Date.

11.3     Indemnification by Purchaser.  Subject to the other terms and conditions of this Article XI, from and after the Closing, Purchaser shall indemnify each Selling Company and each of the Affiliates of each Selling Company and such Selling Companies’ and such Affiliate’s respective Representatives, successors and assigns (collectively, the “Seller Indemnitees”) against any and all Damages of the Seller Indemnitees to the extent arising out of:

(a)        any inaccuracy in or breach of any representation or warranty of Purchaser contained in Article V of this Agreement or the certificate furnished by Purchaser pursuant Section 10.1;

(b)        any breach of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement; or

(c)        any Assumed Liability.

11.4     Certain Limitations.  The indemnification provided for in Section 11.2 and Section 11.3 shall be subject to the following limitations:

(a)        Seller shall not be liable to the Purchaser Indemnitees for indemnification under Section 11.2(a) until the aggregate amount of all Damages in respect of indemnification under Section 11.2(a) exceeds $2,531,250 (the “Indemnification Threshold”), and once the Indemnification Threshold has been exceeded, Seller shall only be required to pay or be liable for all such Damages in excess of the Indemnification Threshold.  The aggregate amount of all Damages for which Seller shall be liable pursuant to Section 11.2(a) shall not exceed an amount which is, together with amounts recovered under the R&W Insurance Policy, in excess of  $101,250,000 (the “Cap”).

(b)        Purchaser shall not be liable to the Seller Indemnitees for indemnification under Section 11.3(a) until the aggregate amount of all Damages in respect of indemnification under Section 11.3(a) exceeds the Indemnification Threshold, and once the Indemnification Threshold has been exceeded, Purchaser shall only be required to pay or be liable for all such Damages in excess of the Indemnification Threshold. The aggregate amount of all Damages for which Purchaser shall be liable pursuant to Section 11.3(a) shall not exceed the Cap.

(c)        Notwithstanding the foregoing, the limitations set forth in Section 11.4(a)  and Section 11.4(b) shall not apply to Damages based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty of any Fundamental Representations; provided,  however, the aggregate amount of Damages that may be recovered by the Purchaser Indemnitees or the Seller Indemnitees under Section 11.2(a) or under Section 11.3(a) arising from any breach of, or misrepresentation or inaccuracy in, any Fundamental Representations shall not exceed an amount which is, together with amounts recovered under the R&W Insurance Policy, in excess of the Super Cap.

(d)        For purposes of this Article XI, any inaccuracy in or breach of any representation or warranty, and the calculation of Damages with respect thereto, shall be determined without regard to any materiality, Seller Material Adverse Effect or Purchaser Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)        The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 9.1.

(f)        Except in the case of fraud by the Seller, in no event shall the Purchaser Indemnitees have the right under this Agreement to recover from Seller any amount which is, together with amounts recovered under the R&W Insurance Policy, in excess of the Super Cap.

(g)        All Damages for which any Seller Indemnitee or Purchaser Indemnitee would otherwise be entitled to indemnification under this Article XI shall be reduced by recovery under the R&W Insurance Policy and other third-party recoveries actually received by such Seller Indemnitee or Purchaser Indemnitee in respect of any Damages incurred by such Seller Indemnitee or Purchaser Indemnitee (net of the out-of-pocket costs reasonably incurred of pursuing or obtaining such recovery).  In the event any Seller Indemnitee or Purchaser Indemnitee is or may be entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Damages for which such Seller Indemnitee or Purchaser Indemnitee is entitled to indemnification pursuant to this Article XI, such Seller Indemnitee or Purchaser Indemnitee shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries; provided,  however, that “commercially reasonable efforts” with respect to (i) the R&W Insurance Policy shall not include an obligation to seek “recovery” from Purchaser’s policies or programs of insurance, and (ii) any other Person shall not (x) include the commencement of any Legal Proceeding in respect of such recovery, (y) require any prolonged, continuous or repetitive efforts, and (z) include an obligation to seek recovery from any insurance carrier or program.  To the extent permissible under applicable Governmental Rules and Contracts, any unsuccessful claim for recovery notwithstanding commercially reasonable efforts against a third-party that is not a customer or vendor, or a potential customer or vendor of such Seller Indemnitee or Purchaser Indemnitee, as applicable, shall be assigned in subrogation upon collection under this Agreement of the full amount of applicable Damages claimed.  In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are realized by a Seller Indemnitee or Purchaser Indemnitee subsequent to receipt by such Seller Indemnitee or Purchaser Indemnitee of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, corresponding refunds shall be made promptly by the relevant Seller Indemnitee or Purchaser Indemnitee of all or the relevant portion of such indemnification payment (net of the out-of-pocket costs reasonably incurred of pursuing or obtaining such insurance proceeds, deductibles and any increased premium amounts attributable to such claim).

(h)        The Seller Indemnitees and Purchaser Indemnitees shall not be entitled to recover more than once for the same Damages.

(i)         No indemnity may be sought hereunder in respect of any Damages to the extent such Damages (but only to the extent that the amount of such Damages) is included in the calculations of the Net Working Capital, as finally determined, such that the party claiming indemnification received Purchase Price credit for such amount of Damages.

11.5     Order of Recovery.  Notwithstanding anything to the contrary in this Agreement, but subject to the other provisions of this Article XI:

(a)        any Damages that a Purchaser Indemnitee is entitled to recover pursuant to Section 11.2, shall be satisfied solely and exclusively for a particular Claim (i) first, out of the Escrow Amount until the Escrow Amount has been fully depleted, (ii) second, from the R&W Insurance Policy until the Policy Limit has been exhausted and (iii) third, from the Seller up to the amount of (x) the Super Cap with respect to a Claim under Section 11.2(a) for a breach of, or a misrepresentation or inaccuracy in, a Seller Fundamental Representation, or a Claim under any of Sections 11.2(b) through (e), (y) the Cap with respect to Damages claimed under Section 11.2(a) for a breach of, or a misrepresentation or inaccuracy in, any representation or warranty other than a Seller Fundamental Representation, and (z) the Warranty Escrow with respect to Damages claimed under Section 11.2(f); and

(b)        any Damages that a Seller Indemnitee is entitled to recover pursuant to Section 11.3 shall be recovered directly from Purchaser.

11.6     Indemnification Procedures.

(a)        All claims for indemnification pursuant to this Article XI shall be made in accordance with the procedures set forth in this Section 11.6.  A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article XI (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim and (ii) the estimated amount of the Damages that have been or may be sustained by the Indemnified Party in connection with such Claim (if known and quantifiable).  Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Proceeding made or brought by any Person (other than a Purchaser Indemnitee or a Seller Indemnitee in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), promptly following receipt of notice of the assertion or commencement of such Legal Proceeding and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), promptly after the Indemnified Party becomes aware of the facts constituting the basis for such Direct Claim; provided,  however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure.  The Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any Direct Claim for a period of thirty (30) Business Days before commencing any Legal Proceeding in connection with such Direct Claim.  For the purposes of this Agreement, “Indemnifying Party” means Purchaser (in the case of a Claim by a Seller Indemnitee) or Seller (in the case of a Claim by a Purchaser Indemnitee).

(b)        With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with a reputable counsel reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party will not be entitled to assume control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Legal Proceeding giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; (iii) the claim seeks an injunction or equitable relief against the Indemnified Party; or (iv) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim.  The Indemnified Party shall cooperate in good faith in such defense.  The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it.  If the Indemnifying Party agrees in writing not to control the defense of such Third-Party Claim or fails to notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 11.6(b), the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party.  Purchaser and Seller shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.  The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Proceeding and the defense thereof.

(c)        Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party unless such settlement would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (B) not impose any Damages or other obligation (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

11.7     Payments; Escrow Amount.  Once Damages are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article XI, the Indemnifying Party shall satisfy any obligations payable by it (as opposed to amounts payable out of the Escrow Amount or by submission of claims pursuant to the R&W Insurance Policy) within fifteen (15) days of such final, non-appealable adjudication by wire transfer of immediately available funds.  The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the prime rate of interest as published in The Wall Street Journal.  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

11.8     Exclusive Remedies.  Subject to Section 2.6,  Section 7.4 and Section 12.5, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XI.  In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Governmental Rules, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Governmental Rule, except pursuant to the indemnification provisions set forth in this Article XI.  Nothing in this Section 11.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud.

ARTICLE XII.  GENERAL MATTERS

12.1     [Intentionally Omitted].

12.2     Termination.

(a)        Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date (other than pursuant to Section 12.2(a)(i), a terminating Party shall give written notice of such termination to the other Parties setting forth a brief description of the basis on which it is terminating this Agreement):

(i)        by the mutual written consent of Purchaser and Seller;

(ii)       by either Purchaser or Seller, if the Closing has not taken place on or before 5:00 p.m. (Eastern time) on the date that is two (2) months following the Target Closing Date (the “End Date”); provided,  however, that neither Purchaser nor Seller shall be permitted to terminate this Agreement pursuant to this Section 12.2(a)(ii) if the failure to consummate the Closing by the End Date results from, or is caused by, a material breach by such Party of any of its representations, warranties, covenants or agreements contained herein;

(iii)      by Purchaser or Seller if: (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or (ii) there shall be any applicable Governmental Rule enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority that would make consummation of such transactions illegal;

(iv)       by Purchaser if: (i) any of the representations and warranties of Seller contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 9.1 would not be satisfied; (ii) any of the covenants of Seller contained in this Agreement shall have been breached such that the condition set forth in Section 9.1 would not be satisfied; provided,  however, that if an inaccuracy in any of the representations and warranties of Seller as of a date subsequent to the date of this Agreement or a breach of a covenant by Seller is curable by Seller through the use of reasonable efforts within fifteen (15) days after Purchaser notifies Seller in writing of the existence of such inaccuracy or breach (the “Seller Cure Period”), then Purchaser may not terminate this Agreement under this Section 12.2(a)(iv) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period, provided that Seller, during the Seller Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 12.2(a)(iv) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of Seller Cure Period);

(v)        by Seller if: (i) any of Purchaser’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 10.1 would not be satisfied or (ii) if any of Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 10.1 would not be satisfied; provided,  however, that if an inaccuracy in any of Purchaser’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Purchaser is curable by Purchaser through the use of reasonable efforts within fifteen (15) days after Seller notifies Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then Seller may not terminate this Agreement under this Section 12.2(a)(v) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period, provided that Purchaser, during the Purchaser Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 12.2(a)(v) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Purchaser Cure Period);

provided,  however, that the party seeking termination pursuant to clause (ii), (iv) or (v) is not then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in the Transaction Agreements.

(b)        In the event that this Agreement is terminated pursuant to Section 12.2(a), the transactions contemplated by the Transaction Agreements shall be terminated, without further action by any Party.

(c)        Furthermore, in the event that this Agreement is terminated as provided herein:

(i)         Purchaser shall return all documents and other material received from Seller or its Subsidiaries or any of their Representatives relating to the Acquired Assets or Assumed Liabilities or the transactions contemplated by the Transaction Agreements, and all copies of such documents and other material, whether obtained before or after the execution of this Agreement, to Seller, provided that Purchaser shall be entitled to retain a confidential copy of same pursuant to the terms of the Confidentiality Agreement; and

(ii)       Purchaser agrees that all information received by Purchaser or its Affiliates or their Representatives with respect to the Acquired Assets or Assumed Liabilities or the transactions contemplated by the Transaction Agreements shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

(d)        Upon the termination hereof, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 4.23 and Section 5.5 relating to brokers, (ii) Section 12.8 relating to certain costs and expenses, (iii) Section 7.4(a) and Section 12.9 relating to publicity and the obligation of Purchaser to keep confidential certain information and (iv) this Article XII.  Nothing in this Section 12.2 shall be deemed to release any Party from any Liability for any fraud or intentional breach of a representation or warranty, covenant, agreement or obligation hereunder.  The failure by any Party to consummate the transactions contemplated by the Transaction Agreements when the relevant conditions to Closing set forth in Article IX or Article X, as applicable, have been satisfied and such Party is obligated to effectuate the Closing will, in and of itself, constitute an intentional breach.

12.3     Bulk Sales.  Purchaser hereby waives compliance by Seller and the Selling Subsidiaries with the provisions of any applicable bulk sales or similar laws of any jurisdiction in connection with the sale of the Acquired Assets and the other transactions contemplated by the Transaction Agreements; it being understood that any Liabilities arising out of the failure of Seller and the Selling Subsidiaries to comply with the requirements and provisions of any bulk sales, bulk transfers or similar laws of any jurisdiction shall be treated at Excluded Liabilities.

12.4     Notices.  All notices and other communications required or permitted to be given under any Transaction Agreement shall be in writing and shall be deemed to have been duly given and shall be effective (a) when delivered by messenger or courier or (b) five days after deposit for mailing by registered or certified mail, postage prepaid, return receipt requested, when also transmitted by telecopy as follows:

(a)        if to Seller, to:

Brooks Automation, Inc.

15 Elizabeth Drive

Chelmsford, MA 01824

Attention:        Jason W. Joseph, Senior Vice President, General Counsel and Secretary

Facsimile:        (978) 262-2511

With a copy (which shall not constitute notice) to:

Mintz Levin Cohn Ferris Glovsky and Popeo PC

One Financial Center

Boston, MA 02111

United States of America

Attention:        Michael L. Fantozzi, Esq.

Facsimile:        617-542-2241

(b)        if to Purchaser, to:

Edwards Vacuum LLC

Global Technology Centre

Innovation Drive, Burgess Hill

West Sussex

RH15 9TW

United Kingdom

Attention:        Mike Percy, Vice President-Business Development

Facsimile:        + 44-1444 253 001

with a copy (which shall not constitute notice) to:

Atlas Copco North America LLC

7 Campus Drive, Suite 200

Parsippany, NJ 07054

Attention:        Mark Francini, Associate General Counsel

Facsimile:        973-397-3414

or to such Person or address as either of the Parties shall hereafter designate to the other from time to time by similar written notice.

12.5     Enforcement.   Each Party hereto hereby acknowledges and agrees:

(a)        the other Party would be irreparably harmed and would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of such Party in this Agreement were not performed in accordance with their terms, and it is therefore agreed that each Party, in addition to and without limiting any other remedy or right it may have, shall be entitled to an injunction or other equitable relief without posting a bond to enforce specifically the terms and provisions of this Agreement;

(b)        not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Governmental Rule or inequitable for any reason;

(c)        that each Party hereby waives any and all defenses it may have to such an injunction or other equitable relief; and

(d)        the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, and without that right, neither Party would have entered into this Agreement.

12.6     Assignment; Successors.  None of the Transaction Agreements nor any rights or obligations thereunder may be assigned or otherwise Transferred by any Party (including by operation of law) without the prior written consent of the other parties thereto, and any assignment or transfer without such consent shall be null and void and of no effect; provided,  however, that Purchaser may freely assign this Agreement and the Transaction Agreements, and its rights hereunder and thereunder, or any portion thereof, without the consent of Seller to an Affiliate of Purchaser so long as Purchaser remains responsible for its obligations hereunder. Subject to the preceding sentence, the Transaction Agreements will be binding upon, inure to the benefit of and be enforceable by, the parties thereto and their respective successors and permitted assigns.

12.7     No Third-Party Beneficiaries.  Each Transaction Agreement is for the sole benefit of the parties thereto and their permitted assigns and nothing therein expressed or implied shall give or be construed to give to any Person, other than the parties thereto and such permitted assigns, any legal or equitable rights thereunder, whether as third-party beneficiaries or otherwise, except as otherwise set forth in the indemnification provisions of the Transaction Agreements to the extent that the indemnitee is not a party to the Transaction Agreements.  This Section 12.7 may only be amended or modified by a writing signed by the applicable parties that (a) specifically cites this Section 12.7 and (b) expressly provides that this Section 12.7 is being amended or modified by the operative provision in the applicable Transaction Agreement.

12.8     Costs.  Each Party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of the Transaction Agreements and, except as otherwise provided elsewhere in such agreements, the consummation of the transactions contemplated thereby.

12.9     Public Announcements.  The Confidentiality Agreement continues to apply, and the Transaction Agreements and the transactions contemplated thereby are subject to and shall be kept confidential under the Confidentiality Agreement; provided,  however, that if any of the Transaction Agreements contain confidentiality provisions, then, to the extent there is inconsistency between the Confidentiality Agreement and such confidentiality provisions, the confidentiality provisions of such Transaction Agreements shall supersede the inconsistent provisions of the Confidentiality Agreement.  For six (6) months after the Closing Date, all public announcements relating to the relevant Transaction Agreements or the transactions contemplated thereby shall be made only after consultation between the Parties, except for disclosures by either Party that in the opinion of counsel for such Party are required by law, rule or regulation.  Any disclosures to customers or suppliers in connection with commercial relationships shall not reveal the Purchase Price (or any portion of the Purchase Price) or other consideration paid or payable under the Transaction Agreements.  Notwithstanding the foregoing, either Party shall have the right, in its sole discretion, to make such disclosures as it may deem necessary or advisable to any Governmental Authority.

12.10   Amendments.  No amendment to any Transaction Agreement shall be effective unless it shall be in writing and signed by each party thereto, it shall specifically reference this Section 12.10 and it shall expressly provide that such Transaction Agreement is being amended.

12.11   Modification and Waivers.  No modification or waiver of any provision of any of the Transaction Agreements and no consent by either Party to any departure therefrom shall be effective unless in a writing referencing the particular section of such Transaction Agreement to be modified or waived and signed by a duly authorized signatory of each Party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.  No failure or delay of any party in exercising any right or remedy under any Transaction Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  Subject to Article XI, the rights and remedies of the parties under the Transaction Agreements are cumulative and are not exclusive of any rights or remedies which they would otherwise have thereunder or at law or in equity.

12.12   Counterparts.  Each Transaction Agreement may be executed in one or more counterparts, all of which, when taken together, shall be considered one and the same agreement,

and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.  Each party to a Transaction Agreement need not sign the same counterpart.  Delivery of an executed counterpart of a signature page to a Transaction Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of such Transaction Agreement.  Once any Transaction Agreement is signed, any reproduction of such Transaction Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, to the extent permissible under applicable law, and all products and services referred to therein are subject to it.

12.13   Entire Agreement.  The Transaction Agreements, including the Schedules, Exhibits, annexes and attachments thereto, together with the Confidentiality Agreement, contain the entire agreement and understanding between the parties thereto with respect to the subject matter thereof and supersede all prior agreements and understandings relating to such subject matter.

12.14   Severability.  If any provision of any Transaction Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, to the extent permitted by applicable law, such invalidity, illegality or unenforceability shall not affect any other provision thereof.  Upon such determination that any term or other provision of a Transaction Agreement is invalid, illegal or unenforceable, the parties to such Transaction Agreement shall negotiate in good faith to modify such Transaction Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated thereby are fulfilled to the extent possible.

12.15   Consent to Jurisdiction.  Each Transaction Agreement has been delivered at and shall be deemed to have been made in the county of New York, in the State of New York, United States of America, and all matters arising from or relating in any manner to the subject matter of any Transaction Agreement shall be interpreted, and the rights and liabilities of the parties to a Transaction Agreement determined, in accordance with the laws of the State of New York applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof. As part of the consideration for value received, each of the parties to a Transaction Agreement hereby consents to the exclusive jurisdiction of any state or federal court located within the county of New York in the State of New York with respect to all matters arising from or relating in any manner to the subject matter of a Transaction Agreement.  Unless otherwise provided in the applicable Transaction Agreement, each party to a Transaction Agreement further agrees that service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in the applicable Transaction Agreement shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each party to a Transaction Agreement (x) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection (i) to the laying of venue of any action, suit or proceeding arising out of the Transaction Agreements or the transactions contemplated thereby in any state or Federal court located within the county of New York in the State of New York or (ii) that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum; and (y) consents to the granting of such legal or equitable relief as is deemed appropriate by any aforementioned court in connection with such action, suit or proceeding.

12.16   GOVERNING LAW.  UNLESS OTHERWISE SPECIFIED THEREIN, EACH TRANSACTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

12.17   Waiver of Jury Trial.  EACH PARTY TO A TRANSACTION AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY OF THE TRANSACTION AGREEMENTS.  EACH PARTY TO A TRANSACTION AGREEMENT (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES THERETO HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.17.

12.18   Dispute Resolution.  Except for (i) a dispute related to claims subject to an indemnification claim pursuant to the applicable Transaction Agreement, or (ii) as otherwise provided in this Section 12.18, neither Party shall resort to legal remedies or commence any formal proceedings to resolve a dispute under a Transaction Agreement until the Parties have attempted to resolve the dispute through the escalation process described in this Section 12.18.  The Party raising a dispute shall submit to the other Party a written notice and supporting material describing all issues and circumstances related to the dispute (a “Dispute Notice”).  The designated primary representative of each Party (as specified in such Transaction Agreement) shall together attempt to resolve the dispute.  If the Parties’ primary representatives fail to resolve the dispute within thirty (30) days from receipt of a Dispute Notice, a Corporate Vice President (or higher-level officer) of each Party shall attempt to resolve it.  If the Corporate Vice Presidents (or higher-level officers) of the Parties are unable to resolve the dispute within sixty (60) days from receipt of the Dispute Notice, either Party may commence formal Legal Proceedings to resolve the dispute.  This Section 12.18 shall not be construed to prevent a Party from instituting formal proceedings earlier than indicated in this Section 12.18 to: (A) avoid the expiration of any applicable statute of limitations period, (B) preserve a superior creditor position, or (C) seek injunctive relief to prevent an irreparable harm.

12.19   Mutual Responsibilities.  The Parties agree that with respect to each Transaction Agreement, except as otherwise specified therein:

(a)        the relationship created by any Transaction Agreement is not a partnership (and accordingly, for example, no party thereto is responsible for debts incurred by the other as a partner), and, except as set forth in any Transaction Agreement, no party thereto is an employee or franchisee of the other, nor does any Transaction Agreement create a joint venture or any fiduciary relationships or responsibilities between any such parties, and all such parties are independent contractors;

(b)        each party thereto will comply with all applicable Governmental Rules (such as those governing consumer transactions and exports);

(c)        no party thereto will assume or create any obligations on behalf of any other party thereto or make any representations or warranties about any other party thereto;

(d)        each party thereto will allow a breaching party a reasonable opportunity to remedy any breach under any such Transaction Agreement before pursuing any available remedy; and

(e)        no party thereto will bring a legal action against any other party for claims under any Transaction Agreement more than two (2) years after the later of the date the cause of action arose or the party first knew or should have known of the facts giving rise to the cause of action, unless otherwise provided by applicable Governmental Rules without the possibility of contractual waiver.

*          *          *

EXECUTION

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

BROOKS AUTOMATION, INC.

By:	/s/ Stephen S. Schwartz

Name:	Stephen S. Schwartz

Title:	President & CEO

EDWARDS VACUUM LLC

By:	/s/ Scott Balaguer
Scott Balaguer, Vice President and General Manager,
Semiconductor Division North America

ATLAS COPCO AB

(only with respect to Section 6.9),

By:	/s/ Håkan Osvald
Håkan Osvald, Senior Vice President, General Counsel

By:	/s/ Hans Ola Meyer
Hans Ola Meyer, Senior Vice President
Controlling & Finance and Chief Financial Officer